UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 4, 2007 (December 28, 2006)
Date of Report (Date of earliest event reported):

CHINA PRECISION STEEL, INC.
(Exact name of registrant as specified in charter)

Colorado	000-23039	14-1623047

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8th Floor, Teda Building, 87 Wing Lok Street, Sheungwan Hong Kong, The People’s Republic of China
(Address of principal executive offices)

86-21-5994-8500
Registrant’s telephone number, including area code:

OraLabs Holding Corp.
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.    Entry into a Material Definitive Agreement

On March 31, 2006, OraLabs Holding Corp (“OraLabs”) entered into a Stock Exchange Agreement (the “Agreement”) under which all of the issued and outstanding shares of Partner Success Holdings Limited (“PSHL”) would be acquired by OraLabs in consideration for the issuance to the owner of PSHL and his designees (the “PSHL Shareholder”) of common stock representing a 94% ownership interest in OraLabs (the “Share Exchange”). OraLabs filed a Current Report on Form 8-K on April 6, 2006 describing the material terms of the Agreement. The Agreement was subsequently amended on July 20, 2006 (the “First Amendment”) and on October 12, 2006 (the “Second Amendment”). The Agreement was filed as Exhibit 2.1 to OraLabs’ Current Report on Form 8-K filed on April 6, 2006 and is incorporated herein by this reference. The First Amendment was filed as Exhibit 2.1 to OraLabs’ Current Report on Form 8-K filed on July 25, 2006 and is incorporated herein by this reference. The Second Amendment was filed as Exhibit 2.1 to OraLabs’ Current Report on Form 8-K filed on October 17, 2006 and is incorporated herein by this reference. On December 28, 2006, OraLabs and PSHL held a closing on the Share Exchange (the “Closing”).

Pursuant to the Agreement, OraLabs entered into a Redemption Agreement dated December 28, 2006 (the “Redemption Agreement”) with its President, Gary H. Schlatter, individually (“Schlatter”), whereby OraLabs redeemed 3,629,350 shares of its outstanding common stock owned by Schlatter in exchange for all of the issued and outstanding shares of OraLabs, Inc., a wholly owned subsidiary of OraLabs. A copy of the Redemption Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by this reference.

On December 27, 2006, OraLabs held its annual meeting of shareholders (the “Annual Meeting”). At the Annual Meeting, shareholders owning a majority of the issued and outstanding shares of OraLabs approved:

•	the Share Exchange;

•	the Redemption;

•	a 2006 Directors Option Plan and the and the issuance to non-employee directors of 300,000 shares of OraLabs common stock;

•
the issuance of an undetermined number of shares of OraLabs common stock, shares of preferred stock convertible into OraLabs common stock or warrants to purchase OraLabs common stock, in an aggregate amount of up to 22,600,000 shares of common stock, in connection with potential equity financing from time to time;

•
the sale to OraLabs, Inc., the wholly-owned subsidiary of OraLabs, of up to 100,000 shares of OraLabs common stock to satisfy a tax indemnity obligation of OraLabs, Inc. in connection with the closing of the Share Exchange. A copy of the Tax Indemnity Agreement, dated December 28, 2006, is attached hereto as Exhibit 10.2 and incorporated herein by reference;

•	the amendment to OraLabs’ Articles of Incorporation to change the name of OraLabs to China Precision Steel, Inc. and to increase the number of authorized shares of common stock to 62,000,000;

•	the Amendment to OraLabs’ Articles of Incorporation to increase the number of authorized shares of preferred stock to 8,000,000;

•
The election of Mr. Wo Hing Li and Mr. Hai Sheng Chen as executive directors and Mr. Che Kin Lui, Mr. David Peter Wong, and Mr. Tung Kuen Tsui, the individuals designated by PSHL, as independent non-executive directors of OraLabs;

•
The approval of the 2006 Omnibus Long-Term Incentive Plan of OraLabs that will allow the Company to grant an aggregate of 2,165,220 shares of its common stock through stock options and restricted stock awards to qualified key employees; and

•	The ratification of the appointment of Murrell, Hall, McIntosh & Co., PLLP as the Company’s independent registered public accounting firm for fiscal year 2006.

On December 28, 2006, OraLabs and PSHL closed on the Share Exchange and OraLabs’ name was changed to China Precision Steel, Inc. (the “Company”). At the Closing, OraLabs issued to the sole owner of PSHL’s common stock and his designees an aggregate of 25,363,002 shares of common stock, which constitutes 94% of its total issued and outstanding common stock. Upon the consummation of the Share Exchange, PSHL became a wholly-owned subsidiary of the Company and the Company now owns 100% of the issued and outstanding shares of PSHL’s common stock.

At the Closing, OraLabs, Inc., the wholly-owned subsidiary of OraLabs, purchased 100,000 shares of OraLabs common stock to satisfy a tax indemnity obligation of OraLabs, Inc. in connection with the closing of the Share Exchange and related transactions. Further, prior to closing, OraLabs issued 300,000 shares to OraLabs’ non-employee directors, Mr. Michael I. Friess and Mr. Robert C. Gust pursuant to OraLabs 2006 Directors Option Plan.

At the Closing, Mr. Gary H. Schlatter, Mr. Michael I. Friess and Mr. Robert C. Gust resigned as directors of OraLabs and were replaced by Mr. Wo Hing Li and Mr. Hai Sheng Chen, as executive directors, and Mr. Che Kin Lui, Mr. David Peter Wong, and Mr. Tung Kuen Tsui, as independent non-executive directors of the Company. Further, Gary H. Schlatter and Michael I. Friess resigned as officers of OraLabs and Wo Hing Li was appointed the President of the Company and Leada Tak Tai Li the Chief Financial Officer, Secretary and Treasurer of the Company. Further, OraLabs agreed to pay up to $10,000 to PSHL to defer certain costs of the transaction to be incurred by PSHL, all costs and expenses incurred in connection with the Exchange Agreement and the transactions contemplated thereby.

The foregoing summary description of the Agreement and the transactions contemplated thereby is not intended to be complete and is qualified in its entirety by the complete text of the Agreement, the First Amendment and the Second Amendment.

Item 2.01.    Completion of an Acquisition or Disposition of Assets.

As described more fully under Item 1.01 above, on December 28, 2006, OraLabs acquired 50,000 common shares of PSHL, representing 100% of the issued and outstanding shares of PSHL from the PSHL Shareholders in accordance with the terms of the Agreement. In accordance with the terms of the Agreement, the Company issued to the PSHL Shareholders and designees an aggregate of 25,363,002 shares of OraLabs common stock, which constitutes 94% of the Company’s total issued and outstanding common stock.

Further, pursuant to the Redemption Agreement, OraLabs redeemed 3,629,350 shares of its outstanding common stock owned by Schlatter in exchange for all of the issued and outstanding shares of OraLabs, Inc., a wholly owned subsidiary of OraLabs.

 THE COMPANY’S BUSINESS

History and Development of the Company

On May 1, 1997, OraLabs, Inc., a privately held company, became a wholly-owned subsidiary of SSI Capital Corp. (the predecessor of the Company) and the name of the Company was changed from SSI Capital Corp. to OraLabs Holding Corp. and OraLabs, Inc. became a wholly owned subsidiary of OraLabs. OraLabs was engaged in the production and sale of consumer products relating to oral care and lip care and to distribute nutritional supplements.

As a result of the Redemption, OraLabs redeemed 3,629,350 shares of its outstanding common stock owned by Schlatter in exchange for all of the issued and outstanding shares of OraLabs, Inc. owned by OraLabs. Upon the consummation of the Share Exchange, PSHL became a wholly-owned subsidiary of the Company and the Company now owns 100% of the issued and outstanding shares of PSHL’s Common Stock. The “Company” refers to China Precision Steel, Inc., PSHL, the Company’s wholly owned subsidiary, and Shanghai Chengtong Precision Strip Company Limited (“Chengtong”), PSHL’s wholly owned subsidiary. “PSHL” refers to Partner Success Holdings Limited and, where the context requires, Chengtong.

PSHL was incorporated as an international business company on April 30, 2002 under the laws of the British Virgin Islands. Chengtong was registered on July 2, 2002 in Jiading District, Shanghai, the People’s Republic of China and was granted a fifty-year period of existence until July 1, 2052. Chengtong is a wholly-owned foreign enterprise (“WOFE”) of PSHL.

General

The Company is a niche precision steel processing company principally engaged in the production and the sale of high precision cold-rolled steel products and in providing heat treatment and cutting medium and high carbon hot-rolled steel strips and chrome series stainless steel. Specialty precision steel offers specific control of thickness, shape, width, surface finish, and other special quality features that compliment the emerging need for highly engineered end use applications. Precision steel pertains to the precision of measurements and tolerances of the above factors, especially thickness tolerance.

The Company’s operations are conducted through PSHL in China. However, the Company intends to expand overseas into Japan, Taiwan, Korea, Thailand, the Philippines, the European Union and the United States in the future. The Company currently has 280 employees, including 24 senior management and technical staff members and leases 20,000 square meters production facilities (including 10,000 square meters of the new Phase 2 production facilities) in Jiading District, Shanghai, on 4 acres of property.  During the fiscal years ended June 30, 2006, 2005 and 2004, the Company earned net income of $7,514,101, $6,366,441 and $198,776, respectively. During the quarters ended September 30, 2006 and 2005, the Company earned net income of $2,809,248 and $2,283,122 respectively. At September 30, 2006, the Company had total assets of $63,193,618.

Products

Cold-rolled specialty precision steel is a relatively new industry in China and manufacturers of products that use specialty precision steel products have traditionally imported precision steel products from Japan, Korea, the European Union and the United States. Cold-rolled steel products represent hot-rolled de-scaled (pickled) steel coils which are used as raw materials in the precision steel industry which have been processed by cold reduction through a cold-rolling mill to the desired thinness. The process does not involve heating and the primary feature of cold reduction is to reduce the thickness of the steel coils. However, because the cold reduction operation induces very high strains (work hardening) into the steel sheet, the precision steel sheet not only becomes thinner, but also becomes much harder, less ductile and very difficult to form. Thus cold-reduced steel products are annealed (heated to high temperatures) to become soft and formable. Cold-rolled sheet products are used in a wide variety of end applications such as appliances  (refrigerators, washers, dryers, and other small appliances), automobiles (exposed as well as unexposed parts), food packaging materials, electric motors and bathtubs. Cold-rolled sheet products are used in these and many other areas of manufacturing.

Hard-rolled steel represents steel products manufactured from cold reduction to the desired thinness without annealing. The product is very stiff; it is intended for flat work where deformation is very minimal. This type of hard-rolled steel is most often applied to further processing for applications such as continuous galvanizing. Hard-rolled or cold-rolled steel with low carbon represents hard-rolled or cold-rolled steel with carbon content of less than 0.1%.  It is a very versatile and useful material, easily machined and worked into complex shapes, and has low cost and good mechanical properties. Hard-rolled or cold-rolled steel with medium carbon represents hard-rolled or cold-rolled steel with carbon content of 0.30%. It is a typical engineered steel product. Hard-rolled or cold-rolled steel with high carbon represents hard-rolled or cold-rolled steel with a carbon content of 0.8% or more. This precision steel product is very hard and also quite brittle and much less ductile than low carbon steel. High carbon steel has good wear resistance, and is used for railways as well as for cutting tools. Acid wash steel is also known as the acid pickling and refers to the process of using liquid acids, for example hydrochloric acid, to remove rust or oxides from the surface of steel. Removing rust prepares the surface for a protective coating.

Products with greater width have more applications and intended uses. Width is an important differentiation factor because certain end products such as washers and automobiles require materials with a certain minimum width. Although materials with smaller width could also be used for these applications through jointing, this increases production cost and thus makes wider products more flexible and cost efficient.

The Company believes that generally, to date, the average quality and standards of China’s high precision steel industry lags behind the international norm. Nonetheless, during the last three years, Chengtong believes that it has begun to develop and establish itself as a nationally recognized brand in China, however. Despite having exported some 242 tons of precision steel products to Thailand and the Philippines during the quarter ended September 30, 2006, it is not yet established as an internationally recognized brand for specialty precision steel products. As of November 30, 2006, Chengtong produced approximately 40 high precision steel products covering a range of over one hundred specifications. Currently, Chengtong produces precision steel products which can be categorized into five major categories of products.

As of November 30, 2006, PSHL had an annual production capacity of approximately 250,000 tons. Following the installation of the 1,400mm cold mill after the completion of Phase 2 of the new production facilities in August 2006, an additional 150,000 tons was added to the annual production capacity. It is anticipated that once all of the plant and equipment (1,400mm width cold mill and 1,700mm width cold mill) are installed in the new production facilities, the Company’s annual production capacity will increase to 400,000 tons. The new production facilities were completed in August 2006 and have added another approximately 10,000 square meters of production area. In addition, with the completion of the new production facilities, PSHL installed one 1,400mm width cold mill and intends to install another 1,700mm width cold-roll mill on or before June 30, 2007. The new production facilities will focus on the production of high carbon, high strength cold-rolled steel products and the production of more complex precision steel products that can not be manufactured in the Company’s current rolling mill. The Company’s existing facilities will primarily manufacture low carbon cold-rolled steel products.

The 1,400mm width cold mill has added 150,000 tons to the Company’s annual production and when the 1,700mm width cold mill is installed on or before June 30, 2007, this will add another 150,000 tons to the annual production capacity, totaling an additional annual aggregate production capacity of 300,000 tons. The directors of the Company believe that the increased production capacity will be fully utilized within two years after commencement of operation. The Company currently produces extremely thin cold-rolled precision steel strips ranging from 3.0 mm to 0.03 mm. The Company also currently provides heat treatment and cutting of medium and high carbon hot-rolled steel strips and chrome stainless steel series of not exceeding 3.0 millimeters fineness. Currently, the Company’s specialty precision products are mainly used in the manufacture of automobile parts and components, food packaging materials, saw blades, textile needles, microelectronics, packing and containers.

As of November 30, 2006 and September 30, 2006, PSHL manufactured approximately 40 different types of precision steel products with a range of over one hundred specifications. The Company’s precision steel products can be categorized into the following five major categories:

Categories of Precision Steel Products:	Functions
1. Low carbon cold-rolled steel	Food packaging, dry batteries, electronic devices, kitchen tools
2. Low carbon acid wash steel	Food packaging, dry batteries, electronic devices, kitchen tools
3. Low carbon hard-rolled steel	Food packaging, dry batteries, electronic devices, kitchen tools
4. High carbon cold-rolled steel	Automobile components, saw blades, weaving needles, springs
5. High carbon hard-rolled steel	Automobile components, saw blades, weaving needles, springs

Raw Materials

The Company is not dependent on any one single supplier for supply of hot-rolled de-scaled (pickled) coils and steel sheet. Over 40 steelmakers supply hot-rolled de-scaled (pickled) coils and steel sheets to the Company. The major suppliers as of June 30, 2006 are as follows:

Major suppliers	June 30, 2006	% of direct materials consumed	June 30, 2005	% of direct materials consumed
BaoSteel Trading Co. Ltd	$7,138,845	33%	$16,513,238	40%
Ningbo Dongming Co. Ltd	5,902,211	28%	-*
Shanghai Baixing Co. Ltd	1,642,024	8%	-*
Shanghai Bao Gang Dev Co. Ltd	1,389,221	6%	-*
Shanghai Tianxing Co. Ltd	1,025,946	5%	-*
Shanghai Jiesiyi International Trading	*		4,723,981	11%
China Chengtong Metal (Group)	*		3,156,359	8%
BaoSteel Capital Company	*		2,218,776	5%
Shanghai Jingqi Trading	*		1,225,998	3%
	17,098,247	80%	27,838,352	67%
Other suppliers	4,319,672	20%	13,951,127	33%
	21,417,919	100%	41,789,479	100%
*Not major customers

The Company does not have any other material contract or agreement or equity relationship, direct or indirect, with BaoSteel Group Corporation.

Based upon information obtained by the Company from the China Metallurgical Industry Planning and Research Institute (“CMI”), in 2006 the price of steel has generally decreased. However, the cost of imported iron-ores has increased substantially. This apparent anomaly was due to excess supplies arising from excess capacities of the steel producers and, as a result of the downwards pressure on the price of steel, the cost of steel rolls have generally decreased in 2005 and 2006. The CMI website may be viewed in English and the website URL is www.metal.net.cn.

The prices of steel rolls are very competitive, very volatile and dependent on supplies and demands. To provide some protection from the pressure and volatility of the market (i.e., to minimize the amount of purchases that the Company must make at high prices during the high demand seasons), the Company makes bulk purchases after taking into account customers’ orders on hand whenever steel prices are considered to be lower in the market. As steel rolls have an extremely long shelf-life, obsolescence is not a major concern and the Company may build up its inventory during such periods when prices are low.

When sales orders are executed between the customers and Chengtong, the agreed selling price is based on the cost of raw material at that date, effectively allowing Chengtong to pass incremental cost in raw materials to its customers.

Regulation

The Company is subject to numerous Chinese provincial and local laws and regulations, which may be changed from time to time in response to economic or political conditions and have a significant impact upon overall operations. Changes in these regulations could require the Company to expend significant resources to comply with new laws or regulations or changes to current requirements and could have a material adverse effect on the Company.

The China Central Government has promulgated a series of ongoing macro-control policies which focus on the improvement of the country’s investment structure, with the goal to secure a fast and sound development of the national economy. Excessive investment in certain sectors is placed under stringent control on one hand while incentives are given to other sectors.

Renminbi is not a freely convertible currency at this time. Save for receiving its export sales revenues in United States dollars, the Company currently receives all its local sales revenues in Renminbi. If and when the Company needs to make payments of dividends and other expenditures in foreign currencies outside China, conversion of Renminbi into other currencies will be necessary. The Company is able to make payments in foreign currencies (including dividends) on presentation of business documents through banks in the PRC authorized to conduct foreign currency transactions without the prior approval from The PRC State Administration of Foreign Exchange (“SAFE”). The PRC government has indicated that it will consider allowing the free conversion of Renminbi into other currencies. However, there is no assurance that the PRC government will not exercise foreign exchange controls on normal transactions in the future.

The Company is currently subject to numerous Chinese provincial and local laws and regulations relating to the protection of the environment. These laws continue to evolve and are becoming increasingly stringent. The ultimate impact of complying with such laws and regulations is not always clearly known or determinable because regulations under some of these laws have not yet been promulgated or are undergoing revision. The Company’s business and operating results could be materially and adversely affected if the Company were to increase expenditures to comply with any new Chinese environmental regulations affecting its operations. The State Environmental Protection Administration Bureau is responsible for the supervision of environmental protection in, implementation of national standards for environmental quality and discharge of pollutants for and supervision of the environmental management system of the PRC. Environmental protection bureaus at the county level or above are responsible for environmental protection within their jurisdictions.

The laws and regulations on environmental protection require each company to prepare environmental impact statements for a construction project to the environmental protection bureaus at the county level. These must be prepared prior to when the construction, expansion or modification commences.

The “Environment Protection Law” requires production facilities that may cause pollution or produce other toxic materials to take steps to protect the environment and establish an environmental protection and management system. The system includes the adopting of effective measures to prevent and control exhaust gas, sewage, waste residues, dust and other waste materials. Entities discharging pollutants must register with the relevant environmental protection authorities.

Penalties for breaching the Environmental Protection Law include a warning, payment of a penalty calculated on the damage incurred, or payment of a fine. When an entity has failed to adopt preventive measures or control facilities that meet the requirements of environmental protection standards, it may be liable to suspension of its production or operations and for payment of a fine. Material violations of environmental laws and regulations causing property damage or casualties may be subject to criminal liabilities. The Company believes that its current production and operating activities of Chengtong are in compliance with the environmental protection requirements of the PRC. The Company has never been penalized as a result of any breach of the laws and regulations on environmental protection.

China Steel Industry

The following industry information has been obtained from various sources. The Company believes it is the most updated information available on this subject and that it is widely available and reliable.

According to the International Iron and Steel Institute, China is the largest steel producing country. In 2005, China produced 349.4 million metric tons of steel, up 24.6% from 2004. Japan, the second largest producer, produced 112.7 metric tons of steel.

Steel products can be categorized as low-end (long products such as pipes, tubes, wires and rods) and high end (flat products such as hot-rolled steel or cold-rolled steel sheets). Based upon information obtained by the Company from the CMI, the Company believes that approximately 65% of China’s steel production are low-end long products and approximately 35% are high-end high value cold-rolled steel sheets. The Company operates in the high-end category of this market with its niche precision steel processing and produces and sells high precision cold-rolled and hot-rolled steel products and provides heat treatment and cutting of medium and high carbon hot-rolled steel strips and chrome series stainless steel.

Based upon information obtained by the Company from the CMI, the Company believes that the estimated market size for cold-rolled steel sheets is approximately 20,000,000 tons, with ultra-thin products making up approximately 2,000,000 tons.

Based upon information obtained by the Company from the CMI, the Company believes that the production of cold-rolled precision steel strips accounted for less than 15% of Chinese demands and, accordingly, imports of stainless steel sheets, galvanized sheets, cold-rolled sheets, cold-rolled silicon steels, and color coated sheets of between 85% to 90% were required to make up the short-fall. The Company believes that the average quality and standards of China’s high precision steel industry lags behind the international norm. During the last three years, Chengtong believes that it has begun to develop a nationally recognizable brand in China, however, it has not yet established an internationally recognizable brand for its specialty precision steel products. Export led demands coupled with nationwide demands for automobile parts and components, saw blades, textile needles, microelectronics, packing and containers in China’s booming economy had and are expected to continue to require increasing quantities of high precision steel products. Arising from the increasing demands for high precision steel products and limited production in China, the Company believes that China’s manufacturers have had to import millions of tons of cold-rolled steel rolls and sheets from Japan, Korea, the European Union and the United States.

Competition

The Company concentrates in the niche ultra-thin cold-rolled precision steel and high-carbon, high strength cold-rolled steel and low carbon super-thin cold-rolled steel processing and is not in direct competition with such local Chinese steelmakers as BaoSteel Group Corporation and Maan Steel Group. The Company is not in direct competition with China’s local steelmakers because these companies concentrate on the production of hot rolled de-scaled (pickled) steel coils and steel sheets from iron ores imported from Brazil and Australia. Steel sheets produced by these local Chinese steelmakers are then supplied as raw materials to high precision steel manufacturers such as the Company for cold reduction processing to the desired thickness. Cold-rolled products are then sold to manufacturers/customers in the appliance and automobile industries.

However, its business is in an industry that is becoming increasingly competitive and capital intensive, and competition comes from local manufacturers and importers. Some of the Company’s competitors have financial resources, staff and facilities substantially greater than the Company’s and the Company may be at a competitive disadvantage compared with larger steel companies. The Company’s competitors in China’s precision steel market include: China Special Steel Co., Limited, Henan Green Complex Material Co., Limited, Qinghuangdao Longteng Precision Strip Co., Limited and BaoSteel Group Chaoyang Precision Strip Co., Limited. The Company’s overseas’ competitors include: Ton Yi Industrial Corp., and Shinwha Special Steel Co., Limited. Further, there are additional competitors who are currently constructing mills that will be in competition with the Company both in China and internationally.

BaoSteel Group Chaoyang Precision Strip Co., Limited was a joint venture between a local Chinese company and a subsidiary of BaoSteel Group when it was established. However, the Company understands that four years ago BaoSteel Group sold its equity interest in this joint venture to the local company and this is no longer a subsidiary of BaoSteel Group although the company name remained unchanged. The Company further understands that BaoSteel Group is now focusing on the production of cold-rolled stainless steel products which belong to a different market segment. The management of the Company does not believe that the two companies are in direct competition.

Although there is intense competition in China’s steel industry, this impacts mostly low-end steel products. The Company believes that there are only two companies with similar product categories in the PRC, BaoSteel Group Chaoyang Precision Strip Co., Limited and Qinghuangdao Longteng Precision Strip Co., Limited, which produce cold steel rolls with widths of approximately 400mm. Because the Company’s cold-rolled steel rolls have a width of around 1,000mm, these products have different applications and are sold in different market segments than that of the Company and are not considered to be direct competitors to the Company.

Intellectual Property

On December 8, 2004, the State Intellectual Property Office in China granted a ten-year patent right to the “Environment-Conscious Mill Bearing with Inner Circulation Lubricant” to Shanghai Chengtong Precision Strip Co., Limited and Shanghai Te’an-Yikai Bearing Co., Limited. The patented bearing is installed in the Company’s existing cold-roll mill and, together with the Company’s internal know-how complementary to the patented bearing, the Company believes it addresses a number of issues associated with the bearing lubrication in cold-rolling and ensures smooth and effective operation of the cold-roll mill. There is no direct or indirect affiliation between the Company and Shanghai Te’an-Yikai Bearing Co, Limited. The Company and Shanghai Te’an-Yikai Bearing Co., Limited jointly developed the environment-conscious mill bearing with inner circular lubrication project. Shanghai Te’an-Yikai Bearing Co., Limited retains the proprietary right to the technology while the Company has the exclusive right to the application of the technology.

The Company and Chengtong’s management has deliberately elected not to register any other patents and internally developed know how because of the uncertainty over the protection of intellectual property rights in China. Chengtong also protects its internally developed know-how and production process (such as system pressure, cleanliness of the lubrication, temperature control, appropriate allocation of oil supply and retrieving which are vital in providing a radical solution to the difficulties associated with lubricating rolling mills’ backing bearing) by requiring all key personnel (production engineers and management staff members) to sign non-disclosure and confidentiality contracts.

There can be no assurance that third parties will not assert infringement or other claims against the Company with respect to any existing or future products or the Company’s processes. The Company cannot assure that licenses would be available if any of the Company’s technology was successfully challenged by a third party, or if it became desirable to use any third-party technology to enhance the Company products. Litigation to protect the Company’s proprietary information or to determine the validity of any third-party claims could result in a significant expense and divert the efforts of the Company’s technical and management personnel, whether or not such litigation is determined in its favor.

While we have no knowledge that we are infringing upon the proprietary rights of any third party, there can be no assurance that such claims will not be asserted in the future with respect to existing or future products. Any such assertion by a third party could require us to pay royalties, to participate in costly litigation and defend licensees in any such suit pursuant to indemnification agreements, or to refrain from selling an alleged infringing product.

Research and Development

Since the establishment of Chengtong in July 2002, the Company’s management has developed strategies and focused on the research and development of the cold-rolled and hot-rolled precision steel production processing techniques and production of the special ultra thin but sturdy cold-rolled precision steel products with a ratio of width to thickness of 10,000 times. In addition to the traditional research and development activities, the Company’s engineers are constantly interacting with customers to detect changes in “patterns” and customers’ specifications arising from constantly changing industry’s needs.

As of November 30, 2006, the Company has three experienced engineers and technicians in the Research and Development Department and management. The Company’s Research and Development Department focuses on the manufacturing of ultra high strength cold-rolled steel strip and the advancement and improvement in manufacturing technique for cold-rolled steel rolls with a ratio of width to thickness at 10,000 times. Further, the Company is working on research and development projects involving coiled springs for automotive seat belts and steel for igniters in automotive air bag inflation devices. The amount spent on research and development activities each year is at approximately 1% of its revenue for such year. In addition, the Company has budgeted 1% of revenues to be spent for research and development activities beginning in the year ending June 30, 2007.

Quality Control

Following the accreditation of the International Organization for Standardization (“ISO”) Technical Standards (“TS”) 16949 on October 8, 2004, Chengtong implemented the Quality Handbook in October 2004. This Quality Handbook was prepared on the basis and standards of the ISO/TS16949 specifications and which ISO Technical Specifications are compatible with existing American (QS-9000), German (VDA6.1), French (EAQF) and Italian (AVSQ) automotive quality systems standards within the global automotive industry. Together with ISO 9001:2000, ISO/TS 16949 specifies the quality system requirements for the design, development, production, installation and servicing of automotive related products.

Sales and Marketing

The Company’s high precision steel products are sold directly to the end-users in various parts of China and the Company’s production is based on confirmed sales orders. Generally, an initial deposit (approximately 30% of the aggregate contracted sales amount) is pre-paid when a contract is signed. The Company’s major customers are located in Shanghai, Zhejiang, Jiangsu, Hubei, Guangdong, Beijing, Shandong, Hebei, Tianjin, Guangxi, Fujian, Liaoning, Anhui, Hunan, Shanxi, Yunnan, Jiangxi and Sichuan. During the last three years, the Company has achieved a customer base of approximately 200 entities and the Company intends to further add to its customer base by expanding into the lucrative markets in Guangdong Province where there is a heavy concentration of light industries and into the Northeastern region of China where the automotive industry is concentrated.

Below is a list of the Company’s major customers during the years ended June 30, 2006 and 2005:

Major customers	June 30, 2006	% of sales	June 30, 2005	% of sales
Jiangsu Kaiteer Industrial Stove Co. Ltd	5,212,171	15	14,880,488	28
Shanghai Ruixuefeng Metals Co. Ltd	4,634,521	13	4,251,568	8
Shanghai Yiyi Industrial Co. Ltd	4,305,918	12	9,034582	17
Ningbo Eco and Tech Shuntong Trading Co. Ltd	2,042,191	6	-*	-*
Shanghai Bayou Industrial Co. Ltd	1,555,204	4	-*	-*
BaoSteel Trading Co. Ltd	-*	-*	6,048,153	11
Shanghai Bayou Industrial Co. Ltd	-*	-*	2,579,680	5
Hangzhou Xinri Steel Materials Co. Ltd	-*	-*	3,888,720	7
Huangshi Dongshan Steel Industry Co. Ltd	-*	-*	3,143,596	6
Jiashan Zhongwei Co. Ltd	-*	-*	3,076,274	6
	17,750,005	50	46,903,061	88
Others	17,956,524	50	6,241,541	12
	35,706,529	100	53,144,602	100
* Not major customers for the relevant years

Taxes

As a wholly-owned foreign enterprise, Chengtong is entitled to preferential tax advantages, including full tax exemption on the enterprise income tax that was generated in the first two years after the recoveries of previous losses and a one-half reduction in the enterprise income tax to a rate of 13.5% for the next 3 years. The full tax exemption for the enterprise income tax expired on December 31, 2005 and the right to a one-half reduction on the enterprise income tax will expire on December 31, 2008. After such tax holidays, the profits generated by the Company shall be subject to the full tax rate of 27%.

Employees

As of November 30, 2006, the Company had a total of 280 employees. The management team comprises 24 employees with a General Manager, an Assistant General Manager, 8 staff members in the Sales and Logistics Division, 5 staff members in Cold-Rolling Production Division, 6 staff members in the Maintenance Department and 3 staff members in the Research and Development Department. The Company’s employees are not subject to collective bargaining agreements. The Company considers its global labor practices and employee relations to be good.

Property

The Company leases for $1 per month the existing 20,000 square meters of production and office facilities in Jiading District, Shanghai on 4 acres of property held by a related company, Shanghai Tuorong Precision Steel Company Limited, which will become a subsidiary of the Company upon approval from the relevant governmental authority for the transformation into a WOFE. There is no formal tenancy agreement between the Company and Tuorong Precision for this lease. Receipt of the approval for Shanghai Tuorong Precision Steel Company Limited to transfer the land-use rights to Chengtong is a long and involved process which has been under process for some time. The Company anticipates the transfer of land use rights will be completed in 2007.

Two new Phase 2 production facilities and an office building were completed in August 2006 and product trial runs commenced in September 2006. Actual production commenced in October 2006. The installation of the 1,700mm cold roll mill is expected to be completed and actual production is expected in the second quarter of 2007.

Legal Proceedings

As of the date of this Current Report, there is no pending litigation against the Company nor was there any litigation initiated by the Company.

Risk Factors

You should carefully consider the following risks, together with all other information included in this Current Report on Form 8-K relating to the Company. The realization of any of the risks described below could have a material adverse effect on the Company’s business, results of operations and future prospects.

Risks Relating to the Company’s Business

Steel consumption is cyclical and worldwide overcapacity in the steel industry and the availability of alternative products has resulted in intense competition, which may have an adverse effect on profitability and cash flow.

Steel consumption is highly cyclical and generally follows general economic and industrial conditions both worldwide and in various smaller geographic areas. The steel industry has historically been characterized by excess world supply. This has led to substantial price decreases during periods of economic weakness, which have not been offset by commensurate price increases during periods of economic strength. Substitute materials are increasingly available for many steel products, which may further reduce demand for steel. Additional overcapacity or the use of alternative products could have a material adverse effect upon the Company and its results of operations.

Rapidly growing demand and supply in China and other developing economies may result in additional excess worldwide capacity and falling steel prices.

Over the last several years steel consumption in China and other developing economies such as India has increased at a rapid pace. Steel companies have responded by developing plans to rapidly increase steel production capability in these countries and entered into long-term contracts with iron ore suppliers in Australia and Brazil. Steel production, especially in China, has been expanding rapidly and could be in excess of Chinese demand depending on continuing demand growth rates. Because China is now the largest worldwide steel producer, any significant Chinese capacity excess could have a major impact on world steel trade and prices if excess production is exported to other markets.

Increases in prices and limited availability of raw materials and energy may constrain operating levels and reduce profit margins.

Steel producers require large amounts of raw materials - iron ore or other iron containing material, steel scrap, coke and coal as well as large amounts of energy. Over the last several years, prices for raw materials and energy, in particular natural gas and oil, have increased significantly. In many cases these price increases have been a greater percentage than price increases for the sale of steel products. Steel producers have periodically been faced with problems in receiving sufficient raw materials and energy in a timely manner, resulting in production curtailments. These production curtailments and escalated costs have reduced profit margins and may continue to do so in the future, which could have a material adverse effect upon the Company and its results of operations.

Environmental compliance and remediation could result in substantially increased capital requirements and operating costs.

The Company is currently subject to numerous Chinese provincial and local laws and regulations relating to the protection of the environment. These laws continue to evolve and are becoming increasingly stringent. The ultimate impact of complying with such laws and regulations is not always clearly known or determinable because regulations under some of these laws have not yet been promulgated or are undergoing revision. The Company’s business and operating results could be materially and adversely affected if the Company were to increase expenditures to comply with any new environmental regulations affecting its operations.

The Company may require additional capital in the future and we cannot assure you that capital will be available on reasonable terms, if at all, or on terms that would not cause substantial dilution to your stockholdings.

The development of high quality specialty precision steel require substantial funds. Sourcing external capital funds for product development and requisite capital expenditures are key factors that have and may in the future constrain the Company’s growth, production capability, and profitability. For the Company to achieve the next phase of its corporate growth, increased production capacity, successful product development and additional external capital will be necessary. There can be no assurance that such capital will be available in sufficient amounts or on terms acceptable to the Company, if at all. Any sale of a substantial number of additional shares of common stock or securities convertible into common stock will cause dilution to the holders of the Company’s common stock and could also cause the market price of its common stock to decline.

The Company faces significant competition from competitors who have greater resources than the Company, and the Company may not have the resources necessary to successfully compete with them.

The Company is one of a few manufacturers of specialty precision steel products in China. Differences in the type and nature of the specialty precision steel products in China’s steel industry are relatively small and, coupled with intense competition from international and local suppliers, to a limited extent, consumers’ demand is rather price sensitive. Competitors may increase their market share through pricing strategies. The Company’s business is in an industry that is becoming increasingly competitive and capital intensive, and competition comes from manufacturers located in China as well as from international competition. The Company’s competitors may have financial resources, staff and facilities substantially greater than the Company’s and the Company may be at a competitive disadvantage compared with larger companies.

The Company produces a limited number of products.

Cold-rolled specialty precision steel is a relatively new industry in China and manufacturers previously relied on imports from Japan, Korea, the European Union and the United States. Accordingly, the average quality and standards of China’s high precision steel industry lags behind the international norm. During the last three years, the Company believes that it has developed a nationally recognizable brand, however, it has not yet established an internationally recognizable brand for its specialty steel products. As of November 30, 2006, PSHL offered more than 40 high precision steel products of over 100 specifications. Currently the Company produces five major categories and over ten types of high precision steel products. However, there are many other specialty precision steel products of similar nature in the market and the narrow band of the Company’s precision steel products may negatively impact the Company’s financial performance should there be drastic changes in the market demands and/or competition.

Increased imports of steel products into China could negatively affect domestic steel prices and demand levels and reduce profitability of domestic producers.

In 2004, China’s total production of cold-rolled steel sheets was approximately 10.55 million tons and imports accounted for approximately 6.91 million tons. Foreign competitors may have lower labor costs, and are often owned, controlled or subsidized by their governments, which allows their production and pricing decisions to be influenced by political and economic policy considerations as well as prevailing market conditions. Import levels may also be impacted by decisions of government agencies under trade laws. Increases in future levels of imported steel could negatively impact future market prices and demand levels for steel produced by the Company.

The Company has substantial indebtedness with floating interest rates.

At November 30, 2006, total outstanding indebtedness of PSHL was $26,840,404, out of which interest-bearing bank borrowings amounted to $26,209,091. Substantially about 85% of PSHL’s indebtedness was floating-rate debt with interest rates which vary with changes in the standard rate set by the People’s Bank of China. To the extent interest rates increase, the Company will be liable for higher interest payments to its lenders. For the current financial year, annual interest on loans is approximately $2.1 million. The impact of a 1% increase in interest rates will increase interest expense by approximately $161,900. As the Company’s short-term borrowings mature, it will be required to either repay or refinance these borrowings. An increase in short-term interest rates at the time that the Company seeks to refinance short-term borrowings may increase the cost of borrowings, which may adversely affect the Company’s earnings and cash available for distribution to its shareholders.

The Company depends upon its key personnel and the loss of any key personnel, or its failure to attract and retain key personnel, could adversely affect its future performance, strategic plans, and other objectives.

The loss or failure to attract and retain key personnel could significantly impede the Company’s future performance, including product development, strategic plans, marketing and other objectives. The Company’s success depends to a substantial extent not only on the ability and experience of its senior management, but particularly upon the Company’s Chairman, Wo Hing Li, Chengtong’s General Manager Hai Sheng Chen and Chief Financial Officer, Leada Tak Tai Li. The Company does not currently have in place key man life insurance on Wo Hing Li, Hai Sheng Chen or Leada Tak Tai Li. To the extent that the services of these officers and directors would be unavailable to the Company, the Company would be required to recruit other persons to perform the duties performed by Wo Hing Li, Hai Sheng Chen and Leada Tak Tai Li. We may be unable to employ other qualified persons with the appropriate background and expertise to replace these officers and directors on terms suitable to us.

Termination of preferential taxation policy may negatively impact our profitability

As a wholly-owned foreign enterprise, Chengtong is entitled to preferential tax advantages, including full tax exemption on the enterprise income tax that was generated in the first two years after the recoveries of previous losses and a one-half reduction in the enterprise income tax to a rate of 13.5% for the next 3 years. The full tax exemption for the enterprise income tax expired on December 31, 2005 and the one-half reduction on the enterprise profit tax will expire on December 31, 2008. After such tax holidays, profits generated by the Company shall be subject to the full tax rate of 27%. In the event that the Company no longer receives the preferential tax treatment, it would have a material adverse effect on the results of its operations.

Protection and infringement of intellectual property.

Except for a patent on the Environment-Conscious Mill Bearing with Inner Circular Lubrication, the Company has no patents or licenses that protect its intellectual property. Unauthorized parties may attempt to copy aspects of the Company’s products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company’s products is difficult. The Company’s experienced core key engineers and management staff are extensively involved in all facets of research, designs, craftworks, styling and development of the specialty precision products. Potential risks on the divulgence of skills and the development of new products increase should these employees resign, as the Company relies heavily on them. Chengtong has also elected to protect internally developed know-how and production process (such as system pressure, cleanliness of the lubrication, temperature control, appropriate allocation of oil supply and retrieving, which are vital in providing a radical solution to the difficulties associated with lubricating rolling mills’ backing bearing) by requiring all key personnel (production engineers and management staff) to sign non-disclosure and confidentiality contracts. However, the Company’s means of protecting its proprietary rights may not be adequate. In addition, the laws of some foreign countries do not protect the Company’s proprietary rights to as great an extent as do the laws of the United States. The Company’s failure to adequately protect its proprietary rights may allow third parties to duplicate its products, production process or develop functionally equivalent or superior technology. In addition, the Company’s competitors may independently develop similar technology or design around the Company’s proprietary intellectual property.

The Company depends upon its largest customers for a significant portion of its sales revenue, and the Company cannot be certain that sales to these customers will continue. If sales to these customers do not continue, then the Company’s sales may decline and our business may be negatively impacted.

The Company currently supplies its high precision steel products to 12 major customers in the domestic market. For the years ended June 30, 2006 and 2005, sales revenues generated from the top five major customers amounted to 50% and 88% of total sales revenues respectively; and sales to the largest single customer for the same periods amounted to 15% and 28% of total sales revenues respectively. The Company does not enter into long-term contracts with its customers, and therefore cannot be certain that sales to these customers will continue. The loss of any of our largest customers would likely have a material negative impact on the Company’s sales revenues and business.

Defects in the Company’s products could impair the Company’s ability to sell its products or could result in litigation and other significant costs.

Detection of any significant defects in the Company’s precision steel products may result in, among other things, delay in time-to-market, loss of market acceptance and sales of its products, diversion of development resources, injury to the Company’s reputation, or increased costs to correct such defects. Defects could harm the Company’s reputation, which could result in significant costs to the Company and could impair its ability to sell its products. The costs it may incur in correcting any product defects may be substantial and could decrease its profit margins.

If the Company’s sole factory were destroyed or significantly damaged as a result of fire or some other natural disaster, it would be adversely affected.

All of the Company’s products are currently manufactured at its existing facilities located in the Jiading District in Shanghai, China. Fire fighting and disaster relief or assistance in China may not be as developed as in Western countries. While the Company maintains property damage insurance aggregating approximately $18.5 million covering its raw materials, finished goods, equipment and buildings and another $10.5 million insurance against equipment breakdown, it does not maintain business interruption insurance. Investors are cautioned that material damage to, or the loss of, its production factory facilities due to fire, severe weather, flood or other act of God or cause, even if insured, could have a material adverse effect on the Company’s financial condition, results of operations, business and prospects.

Judgments against the Company and management may be difficult to obtain or enforce.

The Company’s principal executive offices are located in Hong Kong, PRC. Outside the United States, it may be difficult for investors to enforce judgments obtained against the Company in actions brought in the United States, including actions predicated upon the civil liability provisions of federal securities laws. In addition, most of the Company’s officers and directors reside outside the United States and the assets of these persons are located outside of the United States. As a result, it may not be possible for investors to effect service of process within the United States upon these persons, or to enforce against the Company or these persons judgments predicated upon the liability provisions of United States federal securities laws.

The Company may not pay dividends in the future.

The Company may not be able to declare dividends or the Board of Directors may decide not to declare dividends in the future.

Risks relating to China

The Company faces significant risks if the Chinese government changes its policies, laws, regulations, tax structure, or its current interpretations of its laws, rules and regulations relating to our operations in China.

The Company’s manufacturing facility is located in China. As of November 30, 2006, all of the Company’s assets are located in China and, save for a small volume of exports to Thailand and the Philippines for the quarter ended September 30, 2006 totaling $155,181, all of its sales revenues are generated in China. Accordingly, the Company’s results of operations, financial state of affairs and future growth are to a significant degree subject to China’s economic, political and legal development and related uncertainties. Changes in policies by the Chinese government resulting in changes in laws or regulations or the interpretation of laws or regulations, confiscatory taxation, changes in employment restrictions, restrictions on imports and sources of supply, import duties, corruption, currency revaluation or the expropriation of private enterprise could materially and adversely affect the Company. Over the past several years, the Chinese government has pursued economic reform policies including the encouragement of private economic activities and greater economic decentralization. If the Chinese government does not continue to pursue its present policies that encourage foreign investment and operations in China, or if these policies are either not successful or are significantly altered, then the Company’s business could be adversely affected. The Company could even be subject to the risk of nationalization, which could result in the total loss of investment. Following the Chinese government’s policy of privatizing many state-owned enterprises, the Chinese government has attempted to augment its revenues through increased tax collection. Continued efforts to increase tax revenues could result in increased taxation expenses being incurred by the Company. Economic development may be limited as well by the imposition of austerity measures intended to reduce inflation, the inadequate development of infrastructure and the potential unavailability of adequate power and water supplies, transportation and communications.

Fluctuations in exchange rates of the Renminbi could adversely affect the value of and dividends, if any, payable of shares of the Company’s common stock.

Save for the recent exports to Thailand and the Philippines for the quarter ended September 30, 2006, all of the Company’s local sales revenues are collected in and substantially all of its expenses are paid in the Chinese Renminbi. The Chinese Renminbi had remained stable against the U.S. Dollar at approximately 8.28 Yuan to 1.00 U.S. Dollar for several years and it was not until July 21, 2005 that the Chinese currency regime was altered, with a 2.1% revaluation versus the United States Dollar. This move initially values the Renminbi at 8.11 per United States Dollar. In addition, the Renminbi will no longer be linked to the U.S. currency but rather to a basket of currencies with a 0.3% margin of fluctuation. However, there remains international pressure on the Chinese government to adopt an even more flexible currency policy and as of November 30, 2006 the exchange rate was 7.8466 Yuan to 1.00 U.S. Dollar. The exchange rate of Renminbi is subject to changes in China’s government policies which are to a large extent dependent on the economical and political development both internationally and locally and the demand and supply of Renminbi in the domestic market. There can be no assurance that such exchange rate will continue to remain stable in the future amongst the volatility of currencies, globalization and the unstable economies in recent years. Since (i) the income and profit of the Company are mainly denominated in Renminbi, and (ii) the payment of dividends will be in U.S. dollars, if any, any exchange fluctuation of the Renminbi against other foreign currencies would adversely affect the value of the shares and dividends payable to shareholders, in foreign currency terms.

Uncertainty relating to the laws and regulations in China.

The Chinese legal system is a civil law system based on written statutes. Unlike common law systems, it is a system in which decided legal cases have little precedential value. In 1979, the Chinese government began to promulgate a comprehensive system of laws and regulations governing economic matters in general. Legislation over the past 25 years has significantly enhanced the protections afforded to various forms of foreign investment in China. Enforcement of existing laws or agreements may be sporadic and implementation and interpretation of laws inconsistent. The Chinese judiciary is relatively inexperienced in enforcing the laws that exist, leading to a higher than usual degree of uncertainty as to the outcome of any litigation. Even where adequate law exists in China, it may not be possible to obtain swift and equitable enforcement of that law. The legal system in China cannot provide shareholders with the same level of protection as in the United States. The Company’s subsidiary, Chengtong, is governed by the laws and regulations generally applicable to local enterprises and those laws and regulations have been recently introduced and remain experimental in nature and subject to changes and further amendments.

Controversies affecting China’s trade with the United States could depress the Company’s stock price following this transaction.

While China has been granted permanent most favored nation trade status in the United States through its entry into the World Trade Organization, controversies and trade disagreements between the United States and China may arise that have a material adverse effect upon the Company’s stock price following this transaction. Political or trade friction between the United States and China, whether or not actually affecting its business, could also materially and adversely affect the prevailing market price of the Company’s common stock.

Future changes in the labor laws in the PRC may result in the continued increase in labor costs.

The Company has recently experienced an increase in the cost of labor. Any future changes in the labor laws in China could result in the Company having to pay increased labor costs. There can be no assurance that the labor laws will not change, which may have a material adverse effect upon the Company’s business and results of operations.

Risks Relating to our Common Stock

The market price for shares of our common stock could be volatile; the sale of material amounts of our common stock could reduce the price of our common stock and encourage short sales.

The market price for the shares of our common stock may fluctuate in response to a number of factors, many of which are beyond our control. Such factors may include, without limitation, the general economic and monetary environment, quarter-to-quarter variations in our anticipated and actual operating results, future financing activities and the open-market trading of our shares in particular.

The trading market in our common stock is limited and illiquid and may cause volatility in the market price.

As of the date of this Current Report, there are only 6% of the issued and outstanding shares of our common stock that are not owned by the PSHL Shareholders, or 1,618,915 shares. Thus, the market price for our common stock is subject to volatility and holders of common stock may be unable to resell their shares at or near their original purchase price or at any price. In the absence of an active trading market:

•    investors may have difficulty buying and selling or obtaining market quotations;

•    market visibility for our common stock may be limited; and

•    a lack of visibility for our common stock may have a depressive effect on the market for our common stock.

Our common stock price is volatile and could decline in the future.

The stock market, in general, has experienced extreme stock price fluctuations. In some cases, these fluctuations have been unrelated to the operating performance of the affected companies. Many Chinese companies have experienced dramatic volatility in the market prices of their common stock. We believe that a number of factors, both within and outside of our control, could cause the price of our common stock to fluctuate, perhaps substantially. Factors such as the following could have a significant adverse impact on the market price of our common stock:

•	our ability to obtain additional financing and, if available, the terms and conditions of the financing;

•	our financial position and results of operations;

•	period-to-period fluctuations in our operating results;

•	changes in estimates of our performance by any securities analysts;

•	new regulatory requirements and changes in the existing regulatory environment;

•	the issuance of new equity securities in a future offering;

•	changes in interest rates; and

•	general economic and other national conditions.

Shares eligible for future sale may adversely affect the market price of our common stock.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, subject to certain limitations. In general, pursuant to Rule 144, a stockholder (or stockholders whose shares are aggregated) who has satisfied a one-year holding period may, under certain circumstances, sell within any three-month period a number of securities which does not exceed the greater of 1% of the then outstanding shares of common stock or the average weekly trading volume of the class during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of securities, without any limitations, by a non-affiliate of our company that has satisfied a two-year holding period. Any substantial sale of common stock pursuant to Rule 144 or pursuant to this resale prospectus may have an adverse effect on the market price of our common stock.

One stockholder exercises significant control over matters requiring shareholder approval.

After giving effect to the issuance of all the shares of common stock pursuant to the Share Exchange, Wo Hing Li has voting power equal to approximately 74.6% of our voting securities. As a result, Wo Hing Li, through such stock ownership, exercises significant control over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. This concentration of ownership in Wo Hing Li may also have the effect of delaying or preventing a change in control of us that may be otherwise viewed as beneficial by shareholders other than Wo Hing Li.

We may incur significant costs to ensure compliance with U.S. corporate governance and accounting requirements.

We may incur significant costs associated with our public company reporting requirements, costs associated with newly applicable corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002 and other rules implemented by the SEC. We expect all of these applicable rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. We also expect that these applicable rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. As a result, it may be more difficult for us to attract and retain qualified individuals to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these newly applicable rules, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.

We may be required to raise additional financing by issuing new securities with terms or rights superior to those of our shares of common stock, which could adversely affect the market price of our shares of common stock.

We may require additional financing to fund future operations, including expansion in current and new markets. We may not be able to obtain financing on favorable terms, if at all. If we raise additional funds by issuing equity securities, the percentage ownership of our current shareholders will be reduced, and the holders of the new equity securities may have rights superior to those of the holders of shares of common stock, which could adversely affect the market price and the voting power of shares of our common stock. If we raise additional funds by issuing debt securities, the holders of these debt securities would similarly have some rights senior to those of the holders of shares of common stock, and the terms of these debt securities could impose restrictions on operations and create a significant interest expense for us.

We may have difficulty raising necessary capital to fund operations as a result of market price volatility for our shares of common stock.

In recent years, the securities markets in the United States have experienced a high level of price and volume volatility, and the market price of securities of many companies have experienced wide fluctuations that have not necessarily been related to the operations, performances, underlying asset values or prospects of such companies. For these reasons, our shares of common stock can also be expected to be subject to volatility resulting from purely market forces over which we will have no control. If our business development plans are successful, we may require additional financing to continue to develop and exploit existing and new technologies and to expand into new markets. The exploitation of our technologies may, therefore, be dependent upon our ability to obtain financing through debt and equity or other means.

Standards for compliance with Section 404 of the Sarbanes-Oxley Act of 2002 are uncertain, and if we fail to comply in a timely manner, our business could be harmed and our stock price could decline.

Rules adopted by the SEC pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 require annual assessment of our internal control over financial reporting, and attestation of our assessment by our independent registered public accountants. The standards that must be met for management to assess the internal control over financial reporting as effective are new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards and will impose significant additional expenses on us. We may encounter problems or delays in completing activities necessary to make an assessment of our internal control over financial reporting. In addition, the attestation process by our independent registered public accountants is new and we may encounter problems or delays in completing the implementation of any requested improvements and receiving an attestation of our assessment by our independent registered public accountants. If we cannot assess our internal control over financial reporting as effective, or our independent registered public accountants are unable to provide an unqualified attestation report on such assessment, investor confidence and share value may be negatively impacted.

We do not foresee paying cash dividends in the foreseeable future.

We have not paid cash dividends on our stock and we do not plan to pay cash dividends on our stock in the foreseeable future.

Additional Information

We are obligated to file reports with the SEC pursuant to the Securities Exchange Act of 1934, as amended. The public may read and copy any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The address of that site is http://www.sec.gov.

SUMMARY HISTORICAL FINANCIAL DATA FOR PSHL

The following table sets forth selected consolidated financial data for the Company’s wholly owned subsidiary, PSHL and its subsidiary as of and for the quarter ended September 30, 2006 and for each of the three years ended June 30, 2006, 2005 and 2004. PSHL’s consolidated financial statements as of, and for the years ended June 30, 2005 and 2004 were audited by Murrell, Hall, McIntosh & Co. PLLP.

You should read the following information together with PSHL’s consolidated financial statements, the notes related thereto and the section entitled “PSHL - Management’s Discussion and Analysis of Financial Condition and Results of Operations” below.

	Quarter Ended September 30	Fiscal Year Ended June 30,
	2006	2006	2005	2004
Statement of Operations Data:		(in U. S. dollars)
Sales Revenue	10,503,348	34,881,141	53,144,601	17,417,005
Cost of Goods Sold	6,800,098	24,892,154	45,562,070	16,409,829
Net Income	2,809,248	7,514,101	6,366,441	198,776
Balance Sheet Data (at period end):
Cash and Equivalents	882,016	186,955	3,133,326	237,790
Current Assets	35,807,395	23,154,115	13,028,918	4,292,834
Total Assets	63,193,618	45,571,486	25,489,475	12,490,700
Current Liabilities	45,453,023	30,737,911	14,354,780	11,596,058
Non-current Liabilities	3,152,415	3,152,415	7,713,219	--
Total Shareholder’s Equity	14,588,180	11,681,160	3,421,476	894,642

PRO FORMA COMBINED SUMMARY OF HISTORICAL FINANCIAL DATA

The following selected unaudited pro forma condensed consolidated financial data were prepared as a recapitalization of PSHL. OraLabs’ historical condensed consolidated statement of operations is combined with PSHL and Chengtong’s historical consolidated statement of operations data for the three months ended September 30, 2006 and the year ended June 30, 2006, giving effect to the redemption of 3,629,350 shares of the Company’s common stock in exchange for the transfer to Gary H. Schlatter of all the Company’s stock that it owns in its wholly-owned subsidiary, OraLabs, Inc., as if it had occurred on September 30, 2006 and June 30, 2006, respectively. The September 30, 2006 pro forma balance sheet assumes that the transactions occurred on September 30, 2006.

The selected unaudited pro forma condensed consolidated financial data is based on estimates and assumptions that are preliminary. The data are presented for informational purposes only and is not intended to represent or be indicative of the consolidated results of operations or financial condition of OraLabs and PSHL that would have been reported had the transactions been completed as of the dates presented, and should not be taken as representative of future consolidated results of operations or financial condition of the Company.

This selected unaudited pro forma condensed consolidated financial data should be read in conjunction with the summary selected historical consolidated financial data and the unaudited pro forma condensed consolidated financial statements and accompanying notes contained elsewhere in this Current Report, and the historical consolidated financial statements and accompanying notes of PSHL and Chengtong’s contained in this Current Report.

	Three Months Ended September 30, 2006	Twelve Months Ended June 30, 2006

Statement of Operations Data:
Sales Revenues	$10,503,348	$34,400,860
Cost of Good Sold	6,800,098	24,892,154
Net Income	2,809,248	7,514,101

Balance Sheet Data:

As of September 30, 2006

Cash and Equivalents	$1,282,016
Current Assets	36,207,395
Total Assets	63,593,618
Current Liabilities	45,853,023
Non-current Liabilities	3,152,415
Total Shareholder’s Equity	14,588,180

PSHL’S MANAGEMENT’S DISCUSSION AND ANALYSIS OR PLAN OF OPERATIONS

Caution Regarding Forward-Looking Information

When used in this Current Report on Form 8-K, the words “may,” “will,” “expect,” “anticipate,” “continue,” “estimate,” “project,” “intend,” and similar expressions are intended to identify forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934 regarding events, conditions, and financial trends that may affect PSHL’s future plans of operations, business strategy, operating results, and financial position. Persons reviewing this Current Report on Form 8-K are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties and that actual results may differ materially from those included within the forward-looking statements as a result of various factors. These risks and uncertainties, many of which are beyond PSHL’s control, include (i) the sufficiency of existing capital resources and PSHL’s ability to raise additional capital to fund cash requirements for future operations; (ii) volatility of the stock market; and (iii) general economic conditions. Although PSHL believes the expectations reflected in these forward-looking statements are reasonable, such expectations may prove to be incorrect.

While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect PSHL’s current judgment regarding the direction of its business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. PSHL undertakes no responsibility or obligation to update publicly these forward-looking statements, but may do so in the future in written or oral statements. Investors should take note of any future statements made by or on its behalf.

Introduction

The following discussion and analysis should be read in conjunction with our consolidated audited financial statements and the related notes that appear elsewhere in this Current Report on Form 8-K. Our consolidated audited financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles. The following discussion and analysis covers PSHL’s plan of operation for the next twelve months. It discusses PSHL and its subsidiary’s financial condition at September 30, 2006 and changes in its financial condition since June 30, 2006, the end of the prior fiscal year. It also covers PSHL and its subsidiary’s results of operation for the three months ended September 30, 2006 and fiscal years ended June 30, 2006, 2005 and 2004.

Plan of Operations

PSHL was registered on April 30, 2002, in the Territory of the British Virgin Islands and was classified as an International Business Company.

PSHL has one wholly-owned subsidiary, Shanghai Chengtong Precision Strip Company Limited (“Chengtong”). For purposes of this section of this Current Report on Form 8-K, “PSHL” refers collectively to PSHL and Chengtong.

The operations of PSHL are conducted primarily through Chengtong which was registered on July 2, 2002, in Shanghai, China. PSHL is engaged in the manufacturing and selling of cold-rolled and hot-rolled precision steel products and plates primarily for the automobile industry (components and spare parts), food packaging materials, kitchen tools and electrical appliances. Chengtong is located in China and its products are currently primarily sold to manufacturers in the automotive industry in China.

PSHL’s plan of operation is to continue its current operations and to gain a greater market share in China. PSHL also intends to expand into overseas markets, such as Japan, Taiwan, Korea, Thailand, the Philippines, the European Union and the United States.

New Production Facility

In 2005, the directors of PSHL determined that PSHL’s production facilities were not capable of meeting the production requirements and specifications demanded by existing and potential customers. PSHL decided to construct a new production facility and to install a 1,400mm mill and 1,700mm mill to specifically address the customers’ demands for higher profit margin precision steel products such as high carbon cold-rolled steel products and expand production capacity.

In addition, with the completion of the new production facilities, PSHL installed one 1,400mm width cold mill and intends to install another 1,700mm width cold-roll mill on or before June 30, 2007. When the two mills in the new production facility are fully utilized, it is expected to increase annual production by 300,000 tons per year.

Total cost of the new production facility including the plant and machinery is estimated to be approximately $25 million. As of September 30, 2006, capital expenditures totalling $23,796,067 had been recorded. The capital expenditures already incurred on the new production facility and plant and equipment for the 1,400mm and 1,700mm mills were funded internally and through external bank borrowings.

The Company intends to raise funds privately to finance part of the costs of the new production facilites and working capital requirements. If for any reason the proposed financing is not closed, the Company intends to use internally generated resources and external borrowings to finance the remainder of the construction expenditure.

Three months ended September 30, 2006 compared to the three months ended September 30, 2005

Results of Operations

Net income for the three months ended September 30, 2006 was $2,809,248, as compared to the three months ended September 30, 2005, which was $2,283,122. Components of sales and expenses resulting in this increase in net income are discussed below.

Sales revenues in 2006 increased $2,800,459, or 36%, to $10,503,348 from $7,702,889 in 2005. The reasons for the increase in sales revenues for the three months ended September 30, 2006, were as follows:

•  Sales volume decreased by 901 tons, or 8%, to 9,859 tons for the three months ended September 30, 2006, compared to 2005 of 10,760 tons when PSHL shifted to produce high precision steel products, which require additional production time, during the three months ended September 30, 2006, compared to the same corresponding period in 2005, when low precision steel products were produced.

•  Average selling price per ton increased by an average of $349 per ton, or 48%, to $1,065 per ton for the three months ended September 30, 2006, compared to the same corresponding period in 2005 of $716 per ton. This increase mitigated the decrease in sales volume arising from changes to the sales/production mix with concentration on high carbon cold-rolled steel and high carbon hot-rolled steel making up 47% of the sales mix compared to the same corresponding period in 2005 of 30%.

•  Significant increase in average selling price of high carbon cold-rolled steel products as products sold in this category increased by $2,173 per ton, or 125% quarter-on-quarter, to $3,918 per ton for the quarter ended September 30, 2006 compared to the same corresponding quarter in 2005 of $1,745 per ton, representing an increase in average sales of $2,546,065, or 110% quarter-on-quarter, to $4,866,413 for the quarter ended September 30, 2006, compared to the same corresponding quarter in 2005 of $2,320,348. The increase in average selling price was mainly attributable to change in specifications and types of additional coating on steel surfaces, increasing the cost and the selling price accordingly.

•  Change in sales mix where high carbon hot-rolled steel products only contributed 34% of the current sales mix at an average selling price of $612 per ton for the quarter ended September 30, 2006 compared to the same corresponding quarter in 2005 of 45% at an average selling price per ton of $555. The sales mix switched to the fast emerging high carbon cold-rolled steel, as the product accounted for 47% (2005: 30%) of the market at $3,918 per ton for the quarter ended September 30, 2006 compared to $1,745 in 2005.

Cost of goods increased by $1,621,555, or 31%, to $6,800,098 for the three months ended September 30, 2006, from $5,178,543 in 2005. The increase is due in part to a 36% increase in sales.

•  Raw materials (principally hot-rolled de-scaled (pickled) steel coils) consumed increased by $1,293,682, or 29% quarter-on-quarter, to $5,717,139 for the quarter ended September 30, 2006 compared to the same corresponding quarter in 2005 of $4,423,457. The increase in cost of materials exceeded decreases in the raw materials contents of cost of sales by 1,171 tons, or 11% quarter-on-quarter, to 9.859 tons (average cost of raw materials consumed was $579 per ton) for the quarter ended September 30, 2006 compared to the same corresponding period in 2005 of 10,760 tons. The average cost of raw materials consumed was $411 per ton.

Gross profit margin increased to 35% for the three months ended September 30, 2006, compared to the three months ended September 30, 2005 of 33%. This increase is due largely to the higher profit margins generated on increased sales of high carbon cold-rolled steel products.

Selling expenses increased by $17,615, or 80%, to $39,697 for the quarter ended September 30, 2006, compared to $22,082 for the quarter ended September 30, 2005. The increase was due primarily to increases in traveling expense of $7,523 and transportation of $8,909.

Administrative expenses increased by $121,715, or 189%, to $186,188 for the three months ended September 30, 2006, compared to $64,473 for the three months ended September 30, 2005. The increase was due to increases in legal and professional expenses of $48,924 and directors’ fees of $50,046. The increase in the legal and professional fees was due to costs incurred in connection with the reverse merger.

Depreciation expense, a portion of which is included as a component of cost of goods sold, increased by $50,521 or 24%, to $260,892 in 2006, from $210,371 in 2005, due primarily to an increase in depreciable assets in 2006 when compared to 2005 due to the upgrading of the production facilities.

For the quarters ended September 30, 2006 and 2005, the Company incurred $396,106 and $146,198, respectively, in interest and financing costs associated with debts. Interest costs of $192,767 incurred during the quarter ended September 30, 2006 were capitalized as part of the construction-in-progress, leaving $203,339 in interest expense. This increase was due primarily to increased borrowings to finance the construction in progress and plant and machinery, specifically for the purpose of increasing production capacity by 300,000 tons.

For the quarters ended September 30, 2006 and 2005, the Company incurred $454,361 and $0, respectively in enterprise income tax expense. This increase was due to the expiration of the 100% tax holiday period as of June 30, 2006. The Company currently is still enjoying the benefits of a 50% enterprise income tax holiday which will expire on June 30, 2009.

Net income increased by $526,126, or 23%, to $2,809,248 for the three months ended September 30, 2006, compared to $2,283,122 for the three months ended September 30, 2005. The favorable variance in net income was mainly due to the increase in gross profit by $1,178,904, offset by an increase in operating expenses of $141,276.

Fiscal year ended June 30, 2006 compared to the fiscal year ended June 30, 2005

Results of Operations

Net income for the year ended June 30, 2006 was $7,514,101, as compared to the year ended June 30, 2005, which was $6,366,441. Components of sales and expenses resulting in this increase in net income are discussed below.

Sales revenues in 2006 decreased $18,263,460, or 34%, to $34,881,141 from $53,144,601 in 2005. The reasons for the decrease in sales revenues for the year ended June 30, 2006, were as follows:

•  Sales volume decreased by 31,734 tons, or 43%, to 42,160 tons for the year ended June 30, 2006, compared to 2005 of 73,894 tons when PSHL shifted to produce high precision steel products, which require additional production time, during the year ended June 30, 2006, compared to the same corresponding period in 2005, when low precision steel products were produced.

•  Average selling price per ton increased by an average of $128 per ton, or 18%, to $847 per ton for the year ended June 30, 2006, compared to the same corresponding period in 2005 of $719 per ton. This increase mitigated the decrease in sales volume arising from changes to the sales/production mix with concentration on high carbon cold-rolled steel and high carbon hot-rolled steel making up 62% of the sales mix compared to the same corresponding period in 2005 of 27%.

•  Temporary suspension of low carbon acid wash steel resulted in no production for the year ended June 30, 2006, compared to the same corresponding period in 2005 of 9,124 tons.

•  Significant decrease in low carbon hard-rolled steel products sold in this category decreased by 32,407 tons, or 91%, to 3,238 tons for the year ended June 30, 2006, compared to the same corresponding period in 2005 of 35,645 tons. The decrease is due to PSHL’s decision to specialize in production of higher gross profit margin products which require more time and precision to produce. This also resulted in lower production capacities as measured in tons of production.

•  Sales mix also changed significantly. Low carbon hard-rolled steel products were 5% of the current sales mix at an average selling price of $522 per ton for the year ended June 30, 2006, compared to the same corresponding period in 2005 of 45% at an average selling price per ton of $667.

Cost of goods decreased by $20,669,916, or 45%, to $24,892,154 for the year ended June 30, 2006 from $45,562,070 in 2005. The decrease is due in part to a 34% decrease in sales combined with a 23% per ton average decrease in raw materials costs.

•  Average unit cost of raw materials decreased by $58 per ton, or 10%, period-on-period to $508 per ton for the year ended June 30, 2006, compared to the same corresponding period in 2005 of $566 per ton.

Gross profit margin increased to 29% for the year ended June 30, 2006, compared to the year ended June 30, 2005 of 14%. This increase is due largely to the favorable variance in cost of sales by 44% in relation to the decrease in sales revenue by 34%.

Selling expenses increased by $35,628, or 41%, to $122,220 for the year ended June 30, 2006, compared to $86,592 for the year ended June 30, 2005. The increase was due to increases in wages of $13,609, welfare expenses of $4,891, traveling expense of $12,078 and other costs of $5,050.

Administrative expenses decreased by $38,407, or 7%, to $505,764 for the year ended June 30, 2006, compared to $544,171 for the year ended June 30, 2005. The decrease was due to increases in legal and professional expenses of $163,286 offset by decreases in directors’ remunerations of $199,546. The increase in the legal and professional fees was due to costs incurred in connection with the reverse merger.

Depreciation expense, a portion of which is included as a component of cost of goods sold, increased by $356,702 or 58%, to $823,862 in 2006, from $582,448 in 2005, due primarily to an increase in depreciable assets in 2006 when compared to 2005 due to the upgrading of the production facilities.

For the years ended June 30, 2006 and 2005, PSHL incurred $1,021,607 and $508,313, respectively, in interest and financing costs associated with debts. Interest costs of $749,914 incurred during the year ended June 30, 2006 were capitalized as part of the construction-in-progress leaving $271,693 in interest expense. This increase was due primarily to increased borrowings to finance the construction in progress and plant and machinery, specifically for the purpose of increasing production capacity by 300,000 tons.

Net income increased by $1,147,660, or 18%, to $7,514,101 for the year ended June 30, 2006, compared to $6,366,441 for the year ended June 30, 2005. The favorable variance in net income was mainly due to the increase in gross profit by $2,406,456.

Fiscal year ended June 30, 2005 compared to fiscal year ended June 30, 2004

Results of Operations

Net income for the year ended June 30, 2005 was $6,366,441 as compared to the year ended June 30, 2004, which was $198,776. Components of sales and expenses resulting in this increase in net income are discussed below.

Sales revenues in 2005 increased $35,727,596, or 205%, to $53,144,601 from $17,417,005 in 2004. The reasons for the favorable variance in sales revenues for the year ended June 30, 2005, were as follows:

•  Sales volume increased due to increasing sales orders from many existing customers and new customers introduced by the company’s sales representatives.

•  Production capacity increased through purchases of advanced state-of-the-art plant and machinery, extending the existing production factory floor areas, and outsourcing certain complex processes.

•  Significant increases in average selling price per ton of product of $237 per ton, or 49%, to $719 per ton for the year ended June 30, 2005 from $482 per ton in 2004.

•  Increase in sales of high carbon hot-rolled steel products by 1,142 tons, or 40.5%, to 3,964 tons for the year ended June 30, 2005 from 2,822 tons in 2004.

•  Significant increase in low carbon cold-rolled steel products by 12,386 tons, or 4,455%, to 12,664 tons for the year ended June 30, 2005 from 278 tons in 2004.

•  Introduction of a new production processing plant to provide soothing and “sponge down” of rust on uneven steel surface of steel rolls and plates which enabled the Company to increase its selling price.

Cost of goods increased by $29,152,241, or 177.7%, to $45,562,070 for the year ended June 30, 2005 from $16,409,829 in 2004. The increase in cost of goods sold of 178% for the year ended June 30, 2005 over 2004 was due primarily to a 205% increase in sales revenues offset in part by a significant improvement in gross profit margins.

Gross profit margins increased from 5.78% in 2004 to 14.27% in 2005. This represents a 8.49% increase in gross profit margins. This increase is due largely to increased sales volume and average unit selling price. This increase was due to improved market conditions and increase in sale of high carbon steel products which have higher gross profit margins.

Selling expenses increased by $41,248, or 91%, to $86,592 for the year ended June 30, 2005, compared to $45,344 for the year ended June 30, 2004. The increase was due to increases in wages of $35,450 and other costs of $5,798.

Administration expenses increased by $102,010, or 23.07%, to $544,171 for the year ended June 30, 2005, compared to $442,161 for the year ended June 30, 2004. The increase was due to increases in salaries and wages of $26,404, valuation fees of $26,550 and other costs of $49,056.

Depreciation and amortization expense of $365,583 and $332,191 in 2005 and 2004, respectively, which was included as a component of cost of goods sold, increased by $91,249 or 22% from $416,461 in 2004 to $507,710 in 2005. This increase is due primarily to the additional fixed assets purchased during 2004 and 2005. Additions to fixed assets totaled $1,647,777 and $2,392,909 in 2004 and 2005, respectively.

Other revenues increased by $12,077, or 100%, to $12,077 for the year ended June 30, 2005, as no amount was reported for the year ended June 30, 2004. Other revenue represented subsidies received from the Chinese Government to improve the existing technology used in the production process.

For the years ended June 30, 2005 and 2004, PSHL incurred $455,277 and $236,625, respectively, in interest and financing costs associated with debts. The increase was due to additional debt incurred in connection with new construction and additional fixed assets purchases, specifically for the purpose of increasing production capacity by 300,000 tons.

Liquidity and Capital Resources

Net cash flows provided by operating activities for the quarter ended September 30, 2006 was $5,488,715 as compared with $2,372,735 used by operating activities for the quarter ended September 30, 2005, for a net increase of $7,861,450. This increase was due primarily to a $981,606 decrease in accounts receivable combined with an $8,236,768 increase in inventories, an increase in net income of $526,128, an increase in accounts payables and accrued expenses of $10,805,570, an increase in advances by customers of $2,976,867 and an increase in taxes payable of $594,357 in 2006.

Net cash flows used in investing activities for the quarter ended September 30, 2006 was $5,230,112 compared to $363,017 for the quarter ended September 30, 2005. The increase in investing activity was due to substantial increases in the amount spent on construction-in-progress during 2006.

Net cash flows provided by financing activities for the quarter ended September 30, 2006 was $338,686 compared to $126,632 for the quarter ended September 30, 2005. Both years reflect substantial borrowing which was incurred for expansion of the operations and to finance the construction in progress on new facilities.

Current liabilities exceeded current assets by $9,645,628 at September 30, 2006. The working capital deficit was incurred primarily due to the short-term nature of certain construction financing combined with advances from directors used to finance working capital needs.

Net cash flows used in operating activities for the year ended June 30, 2006 was $648,616 as compared with $147,735 for the year ended June 30, 2005, for a net decrease of $500,881. This decrease was due primarily to a $6,703,870 increase in accounts receivable combined with a $4,223,709 increase in inventories offset by an increase in net income of $1,494,357, an increase in advances by customers of $1,357,276 and an increase in taxes payable of $2,233,648 in 2006.

Net cash flows used in investing activities for the year ended June 30, 2006 was $10,780,778 compared to $4,833,001 for the year ended June 30, 2005. The increase in investing activity was due to substantial increases in the amount spent on construction-in-progress during 2006.

Net cash flows provided by financing activities for the year ended June 30, 2006 was $7,737,440 compared to $7,876,272 for the year ended June 30, 2005. Both years reflect substantial borrowing which was incurred for expansion of the operations and to finance the construction in progress on new facilities.

Current liabilities exceeded current assets by $7,583,796 at June 30, 2006. The working capital deficit was incurred primarily due to the short-term nature of certain construction financing combined with advances from directors used to finance working capital needs.

Net cash flows used by operating activities for the year ended June 30, 2005 was $147,735 compared with $286,034 for the year ended June 30, 2004, for a net decrease of $138,299. The decrease was due primarily to a $5,808,987 increase in accounts receivable combined with a $2,000,883 decrease in advances from customers which more than offset the $6,167,665 increase in net income.

Net cash flows used by investing activities for the year ended June 30, 2005 was $4,833,001 compared to $2,661,699 for the year ended June 30, 2004. The increase in investment activity of $2,171,302 was due largely to construction and acquisition costs of plant and machinery.

Net cash flows provided by financing activities for the year ended June 30, 2005 was $7,876,272 compared to $3,102,440 for the year ended June 30, 2004. The increase of $4,773,832 is due largely to additional loan proceeds in excess of repayments.

Current liabilities exceeded current assets by $1,325,862 at June 30, 2005. This change was due largely to increases in amounts due to directors in excess of the increase in cash equivalents and accounts receivable from customers.

Contractual Obligations

The following table is a summary of PSHL’s contractual obligations as of September 30, 2006:

Payments Due by Period

Contractual Obligations	Total	Less than 1 Year	2-3 Years	4-5 Years
Notes payable	$14,377,852	$14,377,852	$-	$-
Long-term debt	12,208,527	9,056,112	2,521,928	630,487
Advances from customers	4,836,640	4,836,640	-	-
Purchase obligation for construction projects	4,747,172	4,747,172	-	-
	$36,170,191	$33,017,776	$2,521,928	$630,487

The Company’s Directors, Officers and Key Employees

All of our directors hold office until the next annual general meeting of the shareholders or until their successors are elected and qualified. Our officers are appointed by our board of directors and hold office until their earlier death, retirement, resignation or removal.

The Company’s directors and executive officers, their ages, positions held are as follows:

Name	Age	Positions

Wo Hing Li	59	Chairman of the Board, President

Hai Sheng Chen	43	Executive Director, Vice-President

Leada Tak Tai Li	26	Chief Financial Officer, Secretary and Treasurer

Che Kin Lui	44	Director

David Peter Wong	50	Director

Tung Kuen Tsui	61	Director

Wo Hing Li, Chairman and President

Mr. Wo Hing Li is the Chairman of the Board and President of the Company. Mr. Li has served as the Chairman and Executive Director of PSHL and its subsidiaries since their formation in July 2002. Mr. Li is also a Non-Executive Director of China Petrotech Holdings Limited, an oil software and exploration company listed on the Singapore Stock Exchange. Since October 2001, Mr. Li has served as a director of Medical China Limited, a company listed on the GEM Board of Hong Kong Stock Exchange. From 1997 to 2001, Mr. Li served as a director of Teda (HK) Holdings Limited. Mr. Li served in various positions within the Grand Finance Group between 1984 and 1997, serving the last seven years as the General Manager of its subsidiary, Grand International (China) Investment Holding Co., Limited. Mr. Li has a Master Degree in Business Administration from the Murdoch University of Australia, and a PhD in Management, a program co-organized by the University of International Business & Economics of China and the European University of Ireland.

Hai Sheng Chen, Director, Vice-President, and General Manager, Senior Engineer

Mr. Hai Sheng Chen is an Executive Director, Vice-President, and General Manager of the Company. He is a founder of and has been the General Manager of Chengtong since July 2002. From July 2001 to July 2002, Mr. Chen was the Managing Director of Shanghai Krupp Stainless Steel Co. Limited, a steel processing company. From August 1999 to May 2001, Mr. Chen was the Deputy General Manager of PuDong Steel Co. Limited, a subsidiary of the BaoSteel Group, a steel processing company. Mr. Chen has an Executive MBA Degree from China Europe International Business School and a Bachelors Degree in Metallic Pressure Processing from the Beijing University of Science and Technologies.

Leada Tak Tai Li, Chief Financial Officer, Secretary and Treasurer

Ms. Leada Tak Tai Li is the Chief Financial Officer, Secretary and Treasurer of the Company. Ms. Li has served as the Chief Financial Officer of PSHL since October 2005 and as Secretary and Treasurer since December 28, 2006. Ms. Li is responsible for overseeing the financial and administrative matters of PSHL. From June 2004 to October 2005, Ms. Li was Assistant to the Chairman of STAR Pharmaceutical Limited, a pharmaceutical manufacturing company listed on the main board of the Singapore Stock Exchange. At STAR Pharmaceutical Limited, Ms. Li was responsible for investor relations and assisting in the annual audits. From May 2004 to November 2003, Ms. Li was an audit assistant at KPMG, Hong Kong. From January 2002 to September 2002, Ms. Li was an Investment Analyst at Suez Asia Holdings (HK) Limited. Ms. Li holds a Bachelor of Commerce Degree with a dual major in Accounting and Finance from the University of Melbourne in Australia and a Master of Science Degree in Accounting and Finance from the Napier University in the United Kingdom. Ms Li is the daughter of Mr. Wo Hing Li.

Che Kin Lui, Director

Che Kin Lui is a Director of the Company. Mr. Lui has served as a consultant for Synthesis Consultancy Limited since July 2002. From June 1999 to July 2002, Mr. Lui served as a manager for MVP (HK) Industries Limited, a company engaged in manufacturing household tools. Mr. Lui is also a director and serves on the audit committee of China Petrotech Holdings Limited, an oil software and exploration company listed on the Singapore Stock Exchange. Mr. Lui has a Master in Business Administration from the University of Ballarat, Australia and a degree in Business Administration from Hong Kong Shu Yan College.

David Peter Wong, Director

David P. Wong is a Director of the Company. Mr. Wong is the Chief Financial Officer of Private Wealth Partners, LLC, a registered investment adviser in California. Mr. Wong served as the Corporate Controller for H&Q Asia Pacific, a Asian Private Equity firm from November 1, 2002 to November 2005. Mr. Wong was the Corporate Controller of Hellman & Friedman, a private equity firm from January 2002 to September 2002. Mr. Wong is a U.K. Chartered Accountant with six years of public accounting experience with Ernst & Young in London and PriceWaterhouseCoopers in Hong Kong. Mr. Wong has a Bachelor of Arts degree in Economics and Geography from Leeds University in the United Kingdom.

Tung Kuen Tsui, Director

Tung Kuen Tsui is a Director of the Company. Mr. Tsui has been retired since 1998. From 1995 to 1998, Mr. Tsui served as a Senior Credit Controller for PricewaterhouseCoopers. Prior to working as the Senior Credit Controller, Mr. Tsui held a variety of positions with PricewaterhouseCoopers, including Senior Manager, Information System. Mr. Tsui has a Master of Business Administration from the University of Macau. Mr. Tsui graduated as an Associate Member of Chartered Institute of Secretaries and Administrators in the United Kingdom.

Involvement in Certain Legal Proceedings

During the past ten years, none of the Company’s Directors or Management is or have been involved in any legal proceeding concerning (i) any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time; (ii) any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses); (iii) being subject to any order, judgment or decree, not subsequently reversed, suspended, or vacated, of any court of competent jurisdiction permanently or temporarily enjoining, barring, suspending or otherwise limiting involvement in any type of business, securities or banking activity; or (iv) being found by a court, the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law (and the judgment has not been reversed, suspended or vacated).

Executive Compensation

The following table sets forth the annual and long-term compensation for services in all capacities to PSHL in the fiscal years ended June 30, 2006, 2005 and 2004 of Wo Hing Li, Hai Sheng Chen, Leada Tak Tai Li and Gou Di Lu, PSHL’s executive officers.

	Annual Compensation				Long Term Compensation
Name and Principal Position	Fiscal Year	Salary	Bonuses	Other	Restricted Stock Award	Securities Underlying Options
Wo Hing Li, Chairman and President (2)	2006 2005 2004	$- $200,000 $200,000	$- $- $-	$- $- $-	-0- -0- -0-	-0- -0- -0-
Hai Sheng Chen, Director and Vice-President, and General Manager	2006 2005 2004	$6,683 $6,522 $6,522	$- $- $-	$- $- $-	-0- -0- -0-	-0- -0- -0-
Leada Tak Tai Li, Chief Financial Officer, Secretary and Treasurer (1)(2)	2006 2005 2004	$- $- $-	$- $- $-	$- $- $-	-0- -0- -0-	-0- -0- -0-
Gou Di Lu, Assistant to the General Manager	2006 2005 2004	$4,641 $4,348 $4,348	$- $- $-	$- $- $-	-0- -0- -0-	-0- -0- -0-

(1) Ms. Li became the Chief Financial Officer of PSHL in October 2005.
(2) Wo Hing Li and Leada Tak Li waived compensation for the year ended June 30, 2006.

Director Compensation

Except as set forth in the table above, as of June 30, 2006, there were no other arrangements to compensate PSHL’s directors for services rendered or to be rendered.

Employment Agreements

PSHL has no employment agreements, compensatory plans or arrangements with its officers, directors or senior management officials.

Option/SAR Grants in Last Fiscal Year

PSHL did not grant any options or stock appreciation rights during the fiscal year ended June 30, 2006.

Long Term Incentive Plan

The Company’s board of directors has adopted a 2006 Omnibus Long-Term Incentive Plan (the “Long-Term Incentive Plan”) and, at the Annual Meeting, a majority of the shareholders approved the Long-Term Incentive Plan. The following is a brief description of the principal features of the Long-Term Incentive Plan. It does not purport to be complete and is qualified in its entirety by the full text of the Long-Term Incentive Plan, which is attached to this Current Report as Exhibit 10.2.

General. We have reserved for issuance under the Long-Term Incentive Plan a maximum of 2,165,220 shares of the Company’s common stock, all subject to adjustment as described in the Long-Term Incentive Plan. If an award granted under the Long-Term Incentive Plan expires or is terminated, the shares of our common stock underlying the award will again be available for issuance under the Long-Term Incentive Plan. In addition, to the extent shares of our common stock are tendered to exercise any award under the Long-Term Incentive Plan or to pay required taxes on any award, an equal number of shares will remain available for issuance under the Long-Term Incentive Plan.

No individual may be granted awards under the Long-Term Incentive Plan in any calendar year covering more than 216,522 shares.

In the event of any change in the Company’s capitalization or in the event of a corporate transaction such as a merger, consolidation or similar event, the Long-Term Incentive Plan provides for appropriate adjustments in the number and class of shares of our common stock available for issuance or grant and in the number and/or price of shares subject to awards. Any such adjustment shall be effected in a manner intended to satisfy any applicable requirements of Section 409A and 424 of the Code (relating, respectively, to certain limitations imposed on deferred compensation and incentive stock options).

Types of Awards. The following awards may be granted under the Long-Term Incentive Plan:

•	stock options, including incentive stock options and non-qualified stock options;

•	restricted stock;

•	restricted stock units;

•	stock appreciation rights;

•	unrestricted stock grants; and

•	performance and annual incentive awards.

Deferral Arrangements. The Board of Directors may permit or require deferral of any award payment into a deferred compensation arrangement.

Administration. The Long-Term Incentive Plan will be administered by the Compensation Committee of the Board of Directors unless the Board of Directors in its discretion appoints another person or entity to administer the Long-Term Incentive Plan. The Board anticipates that the Compensation Committee will administer the Long-Term Incentive Plan. For convenience, the administrator of the Long-Term Incentive Plan will be referred to below as the Committee.

The Committee may, subject to the provisions of the Long-Term Incentive Plan, determine the persons to whom awards will be granted, the type of awards to be granted, the exercise price, and the number of shares to be made subject to awards. The Committee may also condition the award on the attainment of certain goals, determine other terms and conditions that shall apply to awards, interpret the Long-Term Incentive Plan and prescribe, amend and rescind rules and regulations relating to the Long-Term Incentive Plan. The Committee may delegate its authority to a subcommittee of its members and may delegate to any of our senior management the authority to make grants of awards to our employees who are not our executive officers or directors. The terms and conditions of each award granted under the Long-Term Incentive Plan will be set forth in a written award agreement relating to the award.

In the event that the Committee grants an award that is intended to constitute qualified performance-based compensation within the meaning Section 162(m) of the Code (which otherwise generally limits to $1,000,000 the amount of annual remuneration for certain executive officers that a public corporation may deduct for federal income tax purposes), the Committee in its discretion may condition payment under the award in whole or in part on the attainment over a specified period of (or a specified increase or decrease in) one or more of the following business criteria as applied to an award recipient under the Long-Term Incentive Plan and/or a business unit of the Company or its affiliates on an absolute or relative basis or in comparison to a peer group or other market measure: (1) total shareholder return; (2) such total shareholder return as compared to total return (on a comparable basis) of a publicly available index such as, but not limited to, the Standard & Poor’s 500 Stock Index; (3) net income; (4) pretax earnings; (5) earnings before interest expense, taxes, depreciation and amortization; (6) pretax operating earnings after interest expense and before bonuses, service fees, and extraordinary or special items; (7) operating margin; (8) earnings per share; (9) return on equity; (10) return on capital; (11) return on investment; (12) operating earnings; (13) working capital; (14) ratio of debt to shareholders’ equity and (15) revenue.

Payments under such awards will be made, in the case of employees covered under Section 162(m) of the Code, solely on account of the attainment of such performance goals established in writing by the Committee not later than the date on which 25% of the period of service to which the award relates has elapsed.

To the extent provided in an award agreement, the Committee may, without amendment to the Long-Term Incentive Plan, (i) accelerate the date on which any option or stock appreciation right becomes exercisable, waive or amend the operation of provisions respecting exercise after termination of employment or otherwise adjust any of the terms of such option or stock appreciation right, and (ii) accelerate the lapse of restrictions imposed under the Long-Term Incentive Plan, or waive any other condition imposed under the Long-Term Incentive Plan, with respect to any restricted stock, restricted stock units, stock bonus or other awards or otherwise adjust any of the terms applicable to any such award, provided that the Committee may not adversely affect any outstanding award without the consent of the holder thereof.

Eligibility. Awards may be granted under the Long-Term Incentive Plan to our employees, consultants and directors (or employees, consultants or directors of our affiliates), as selected by the Committee in its sole discretion. Grants under the Long-Term Incentive Plan will be made in the discretion of the Committee and, accordingly, are not yet determinable. In addition, benefits under the Long-Term Incentive Plan will depend on a number of factors, including the fair market value of our common stock on future dates and the exercise decisions made by the participants. Consequently, it is not possible to determine the benefits that might be received by participants under the Long-Term Incentive Plan.

Stock Options. Stock options granted under the Long-Term Incentive Plan may be either “incentive stock options,” as that term is defined in Section 422 of the Code, or non-qualified stock options (i.e., any option that is not such an incentive stock option). The exercise price of a stock option granted under the Long-Term Incentive Plan will be determined by the Committee at the time the option is granted, the exercise price may or may not be the fair market value of our common stock (i.e., the closing sale price reported for a share on the national securities exchange or national market system on which such stock is principally traded on the last day preceding such date on which a sale was reported, or if the shares of common stock are not then listed on a national securities exchange or national market system, or the value of such shares is not otherwise determinable, such value as determined by the Committee in good faith in its sole discretion (in any event fair market value is determined within the meaning of Section 409A of the Code (“FMV”)). Stock options are exercisable at the times and upon the conditions that the Committee may determine, as reflected in the applicable option agreement. The Committee will also determine the maximum duration of the period in which the option may be exercised, which may not exceed ten years from the date of grant. All of the shares available for issuance under the Long-Term Incentive Plan may be made subject to incentive stock options.

The option exercise price must be paid in full at the time of exercise, and is payable (in the discretion of the Committee) by any one of the following methods or a combination thereof:

•	in cash or cash equivalents,

•	the surrender of previously acquired shares of our common stock,

•	authorization for us to withhold a number of shares otherwise payable pursuant to the exercise of an option, or

•	to the extent permitted by applicable law, through any other procedure acceptable to the Committee.

Restricted Stock. The Long-Term Incentive Plan provides for awards of our common stock that are subject to restrictions on transferability imposed under the Long-Term Incentive Plan and other restrictions that may be determined by the Committee in its discretion. Such restrictions will lapse on terms established by the Committee. Except as may be otherwise provided under the award agreement relating to the restricted stock, a participant granted restricted stock will have all the rights of a shareholder (for instance, the right to receive dividends on the shares of restricted stock and the right to vote the shares).

Restricted Stock Units. The Long-Term Incentive Plan provides for awards of restricted stock units which, upon vesting, entitle the participant to receive an amount in cash or common stock (as determined by the Committee and set forth in the applicable award agreement) equal to the fair market value of the number of shares made subject to the award. Vesting of all or a portion of a restricted stock unit award may be subject to terms and conditions established by the Committee.

Stock Appreciation Rights (“SARs”). The Long-Term Incentive Plan provides that the Committee, in its discretion, may award SARs, either in tandem with stock options or freestanding and unrelated to options. The grant price of a freestanding SAR will be at FMV. The grant price of tandem SARs may equal the exercise price of the related option. Tandem SARs and freestanding SARs may be exercised upon whatever terms and conditions the Committee imposes.

Unrestricted Stock Grants; Other Awards. The Long-Term Incentive Plan provides that the Committee, in its discretion, may award shares of our common stock that are not subject to restrictions imposed under the Plan on transferability or otherwise. In addition, the Committee may grant other awards valued in whole or in part, by reference to, or otherwise based on, our common stock.

Change in Control. The Committee in its discretion may provide that, in the event of a change in control (as defined in the Long-Term Incentive Plan), whether alone or in combination with other events, the vesting and exercisability restrictions imposed under the Long-Term Incentive Plan on any outstanding award that is not yet fully vested and exercisable may lapse in part or in full. The Committee is permitted to take certain actions with respect to outstanding awards upon the occurrence of a Change in Control, including, but not limited to, accelerated vesting, termination or assumption.

Termination of Employment. Unless otherwise determined by the Committee, the termination of a participant’s employment or service will immediately cancel any unvested portion of awards granted under the Long-Term Incentive Plan. At the time of grant, the Committee in its discretion may provide that, if a participant’s employment or service terminates other than because of cause, death or disability, all options that are exercisable at the time of termination may be exercised by the participant for no longer than 90 days after the date of termination (or such other period as it determines). If a participant’s employment or service terminates for cause, all options held by the participant will immediately terminate. The Committee may provide that, if a participant’s employment or service terminates as a result of death, all options that are exercisable at the time of death may be exercised by the participant’s heirs or distributees for a period of one year (or such other period as it determines). The Committee may provide that, if a participant’s employment or service terminates because of disability, all options that are exercisable at the time of termination may be exercised for a period of one year (or such other period as it determines). However, in no case may an option be exercised after it expires.

Amendment and Termination of the Long-Term Incentive Plan. The Board of Directors may modify or terminate the Long-Term Incentive Plan or any portion of the Long-Term Incentive Plan at any time (subject to participant consent where such change would adversely affect an award previously granted to the participant), except that an amendment that requires shareholder approval in order for the Long-Term Incentive Plan to continue to comply with any law, regulation or stock exchange requirement will not be effective unless approved by the requisite vote of our shareholders. In addition, the Long-Term Incentive Plan or any outstanding option may not be amended to effectively decrease the exercise price of any outstanding option unless first approved by the shareholders. No awards may be granted under the Long-Term Incentive Plan after the day prior to the tenth anniversary of its adoption date, but awards granted prior to that time can continue after such time in accordance with their terms.

Certain Federal Income Tax Consequences of Options. The following is a discussion of certain federal income tax effects currently applicable to stock options granted under the Plan. The discussion is a summary only, and the applicable law is subject to change. Reference is made to the Code for a complete statement of all relevant federal tax provisions.

Nonqualified Stock Options (“NSOs”). An optionee generally will not recognize taxable income upon the grant of an NSO. Rather, at the time of exercise of such NSO, the optionee will recognize ordinary income for income tax purposes in an amount equal to the excess of the fair market value of the shares purchased over the exercise price. The Company will generally be entitled to a tax deduction at such time and in the same amount that the optionee recognizes ordinary income.

If shares acquired upon exercise of an NSO are later sold or exchanged, then the difference between the amount received upon such sale, exchange or disposition and the fair market value of such stock on the date of such exercise will generally be taxable as long-term or short-term capital gain or loss (if the stock is a capital asset of the optionee) depending upon the length of time such shares were held by the optionee.

Incentive Stock Options (“ISOs”). An optionee will not recognize any ordinary income (and the Company will not be permitted any deduction) upon the grant or timely exercise of an ISO. However, the amount by which the fair market value of our common stock on the exercise date of an ISO exceeds the purchase price generally will constitute an item which increases the optionee’s “alternative minimum taxable income.”

Exercise of an ISO will be timely if made during its term and if the optionee remains an employee of the Company or a subsidiary at all times during the period beginning on the date of grant of the ISO and ending on the date three months before the date of exercise (or one year before the date of exercise in the case of a disabled optionee, and without limit in the case of death). The tax consequences of an untimely exercise of an ISO will be determined in accordance with the rules applicable to NSOs, discussed above.

If stock acquired pursuant to the timely exercise of an ISO is later disposed of, and if the stock is a capital asset of the optionee, the optionee generally will recognize short-term or long-term capital gain or loss (depending upon the length of time such shares were held by the optionee) equal to the difference between the amount realized upon such sale and the exercise price. The Company, under these circumstances, will not be entitled to any income tax deduction in connection with either the exercise of the ISO or the sale of such stock by the optionee.

If, however, stock acquired pursuant to the exercise of an ISO is disposed of by the optionee prior to the expiration of two years from the date of grant of the ISO or within one year from the date such stock is transferred to him or her upon exercise (a “disqualifying disposition”), any gain realized by the optionee generally will be taxable at the time of such disqualifying disposition as follows: (i) at ordinary income rates to the extent of the difference between the exercise price and the lesser of the fair market value of the stock on the date the ISO is exercised or the amount realized on such disqualifying disposition and (ii) if the stock is a capital asset of the optionee, as short-term or long-term capital gain (depending upon the length of time such shares were held by the optionee) to the extent of any excess of the amount realized on such disqualifying disposition over the sum of the exercise price and any ordinary income recognized by the optionee. In such case, the Company may claim an income tax deduction at the time of such disqualifying disposition for the amount taxable to the optionee as ordinary income.

As of the date of this Current Report, no options or other awards have been granted under the Long-Term Incentive Plan.

Certain Relationships and Related Transactions

The amount due from a related company as of June 30, 2006, and June 30, 2005, are as follows:

	Balance at
Name	June 30, 2006 (Audited)	June 30, 2005 (Audited)	Maximum Outstanding Balance During Year	Security Held
Shanghai Tuorong Precision Strip Co., Ltd	$5,435,474	$3,249,852	$5,435,474	None

There were no amounts due from Shanghai Tuorong Precision Strip Co., Ltd as of September 30, 2006.

As of September 30, 2006, June 30, 2006, and as of June 30, 2005, PSHL had the following balances due to its officers and directors:

Name	September 30, 2006 (Unaudited)	June 30, 2006 (Audited)	June 30, 2005 (Audited)	Security Held
Wo Hing Li	$1,569,826	$5,464,907	$7,856,184	None
Hai Sheng Chen	436,946	432,036	417,948	None
	$2,006,772	$5,896,943	$8,274,132

Mr. Wo Hing Li has entered into an agreement with Chengtong giving Chengtong the legal right of offset against amounts due to him with respect to advances made by Chengtong to Shanghai Tuorong Precision Strip Co., Ltd. Mr. Li is the principal shareholder in both Shanghai Tuorong Precision Strip Co., Ltd. and PSHL, the parent company of Chengtong.

Pursuant to a Loan Agreement (the “Agreement”) in January 2003 between a director, Hai Sheng Chen, and Chengtong, Hai Sheng Chen agreed to provide an unsecured loan with a maximum drawdown of $616,523 (Rmb.5,000,000) to the Company for business development purposes. The loan is unsecured, interest free and has no fixed terms of repayment. The outstanding balance at June 30, 2006, was $419,101 (Rmb.3,368,590) and $405,435 (Rmb.3,357,000) at June 30, 2005.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 28, 2006, certain information with respect to the beneficial ownership of the Company’s Common Stock by each stockholder known by us to be the beneficial owner of more than 5% of the Company’s common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Wo Hing Li Flat F.29/F Tower 1, Central Park 18 Hoi Ting Road Kowloon, Hong Kong	20,128,510	74.6%
Leada Tak Tai Li Flat F.29/F Tower 1, Central Park 18 Hoi Tink Road Kowloon, Hong Kong	1,268,150	4.7%
Shu Keung Leung Room 515, Lai Huen House Lai Kok Estate, Shamsui Kowloon, Hong Kong	1,268,150	4.7%

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Hai Sheng Chen 123 Loadong Rd. Xuhang Jiading District Shanghai, China 201809	0	0%
Che Kin Lui Flat 1402, Block J Amoy Gardens Kowloon, Hong Kong	0	0%
David Peter Wong 80 E. Sir Francis Drake Blvd. Larkspur, CA 94939	0	0%
Tung Kuen Tsui Flat E5, 11th Floor, Block E Mount Parker Lodge 10 Kong Pak Path Quarry Bay, Hong Kong	0	0%
Hung Wan (1) Suite C, 20th Floor Neich Tower 128 Gloucester Road Wanchai, Hong Kong Special Administrative Region The People’s Republic of China	2,293,462	8.5%
Executive Officers and Directors as a Group (seven persons)	22,664,810	84%

(1) Includes 1,146,731 shares held by Belmont Capital Group Limited and 1,146,731 shares held by Advanz Capital, Inc. over which Hung Wan has voting and dispositive power.

Description of Our Capital Stock

The Company’s authorized capital consists of 62,000,000 shares of Common Stock, $0.001 par value and 8,000,000 shares of Preferred Stock, $0.001 par value. As of December 28, 2006, there were 26,981,917 shares of the Company’s Common Stock issued and outstanding and no shares of the Company’s Preferred Stock issued and outstanding.

Each share of Common Stock is entitled to one vote at all meetings of shareholders. All shares of Common Stock are equal to each other with respect to liquidation rights and dividend rights. There are no preemptive rights to purchase any additional shares of Common Stock. In the event of liquidation, dissolution or winding up of the Company, holders of shares of Common Stock will be entitled to receive on a pro rata basis all assets of the Company remaining after satisfaction of all liabilities and all liquidation preferences, if any, granted to holders of our Preferred Stock.

The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefore at such times and in such amounts as our board of directors may from time to time determine. Holders of Common Stock will share equally on a per share basis in any dividend declared by the board of directors. We have not paid any dividends on our Common Stock and do not anticipate paying any cash dividends on such stock in the foreseeable future.

In the event of a merger or consolidation, all holders of Common Stock will be entitled to receive the same per share consideration.

Market for Common Equity and Related Stockholder Matters.

The common stock of China Precision Steel, Inc. trades on the NASDAQ Capital Market under the symbol “CPSL.” Prior to the Share Exchange, OraLabs’ common stock traded on the NASDAQ Capital Market under the symbol “OLAB.” The following sets forth the range of high and low bid information for OraLabs’ common stock for fiscal years 2004, 2005, and 2006. The source of such information is as reported by NASDAQ.

	Reported High Bid	Reported Low Bid
First quarter, fiscal 2004	$2.80	$1.50
Second quarter, fiscal 2004	$2.28	$1.47
Third quarter, fiscal 2004	$2.03	$1.36
Fourth quarter, fiscal 2004	$5.20	$1.03
First quarter, fiscal 2005	$3.70	$1.96
Second quarter, fiscal 2005	$4.53	$1.25
Third quarter, fiscal 2005	$3.19	$2.00
Fourth quarter, fiscal 2005	$4.02	$1.49
First quarter, fiscal 2006	$2.97	$1.50
Second quarter, fiscal 2006	$8.97	$1.65
Third quarter, fiscal 2006	$7.84	$2.51
Fourth quarter, fiscal 2006 *	$13.73	$4.02

* OraLabs ceased trading on December 28, 2006 under the symbol OLAB and China Precision Steel commenced trading on December 29, 2006 under the symbol CPSL.

The closing price of our common stock on January 3, 2007 was $13.45.

As of December 20, 2006, there were approximately 1001 record holders of the common stock of OraLabs.

The Company does not intend to pay any cash dividends on its common stock in the foreseeable future.

Transfer Agent

Corporate Stock Transfer, 3300 Cherry Creek Drive South, Suite 430, Denver, Colorado 80209, currently acts as the Company’s transfer agent and registrar.

Recent Sales of Unregistered Securities

For recent sales of unregistered securities, see Item 3.02 Unregistered Sales of Equity Securities below.

Indemnification and Limitation on Liability of Directors

The Company’s Amended and Restated Articles of Incorporation provide that the Company shall indemnify, to the maximum extent permitted by law, any person who is or was a director, officer, agent, fiduciary or employee of the Company against any claim, liability or expense arising against or incurred by such person made party to a proceeding because he or she is or was a director, officer, agent, fiduciary or employee of the corporation or because he or she is or was serving another entity or employee benefit plan as a director, officer, partner, trustee, employee, fiduciary or agent at the Company’s request. The Company further has the authority to the maximum extent permitted by law to purchase and maintain insurance providing such indemnification.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

For changes in and disagreements with Accountants on Accounting and Financial Disclosure, see Item 4.01 Changes in Registrant’s Certifying Accountant below.

Item 3.02.    Unregistered Sales of Equity Securities.

On December 28, 2006, pursuant to the terms of the Agreement described in Items 1.01, 2.01 and 5.01, the Company issued to the PSHL Shareholders an aggregate of 25,363,002 shares of common stock in exchange for all of the issued and outstanding shares of PSHL. The shares of common stock issued under the Agreement were not registered under the Securities Act of 1933, as amended (the “Securities Act”), and bear restrictive legends that reflect this status.

The securities were issued to the PSHL Shareholders in reliance on the exemption from registration provided by Regulation S promulgated under the Securities Act. In connection with this issuance, each person represented that (i) such person is not a US Person within the meaning of Regulation S, (ii) the securities such person is acquiring cannot be resold except pursuant to a effective registration under the Securities Act or in reliance on an exemption from the registration requirements of the Securities Act, and that the certificates representing such securities bear a restrictive legend to that effect and (iii) such person intends to acquire the securities for investment only and not with a view to the distribution thereof.

On December 28, 2006, OraLabs, Inc., the wholly-owned subsidiary of OraLabs, purchased up to 100,000 shares of OraLabs common stock to satisfy an indemnity obligation of OraLabs, Inc. in connection with the closing of the Share Exchange and related transactions. Further, prior to closing, OraLabs issued 300,000 shares thereunder to OraLabs non-employee directors, Michael I. Friess and Robert C. Gust pursuant to OraLabs 2006 Directors Option Plan. These securities were offered and sold in reliance upon Section 4(2) of the Securities Act.

Item 4.01.    Changes in Registrant’s Certifying Accountant

In connection with the Share Exchange, effective December 28, 2006, the Company dismissed GHP Horwath, P.C. (“GHP”), as the Company’s independent registered public accounting firm and PSHL’s independent accountants were appointed the Company’s independent registered public accounting firm. The Company’s board of directors recommended the dismissal of GHP as a result of the Share Exchange.

GHP had served as the independent auditors of OraLabs Holding Corp. (“OraLabs”) since November 17, 2005. The reports by GHP on OraLabs’ consolidated financial statements since November 17, 2005 through December 28, 2006 contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

Since November 17, 2005 and through December 28, 2006, there were no disagreements between OraLabs and GHP on any matter of accounting principles or practices, financial statement disclosure, or audit scope or procedure, which, if not resolved to GHP’s satisfaction, would have caused GHP to make reference to the subject matter of the disagreements in connection with GHP’s reports on OraLabs’ consolidated financial statements.

On December 28, 2006, GHP furnished to the Company a letter addressed to the Securities and Exchange Commission stating it agrees with the above statements made by the Company. A copy of the GHP letter is included as Exhibit 16.1.

On December 28, 2006, the board of directors of the Company appointed Murrell, Hall, McIntosh & Co., PLLP as the Company’s independent registered public accounting firm for fiscal year 2006. The shareholders of the Company ratified the selection of Murrell, Hall, McIntosh & Co., PLLP as the Company’s independent registered public accounting firm for fiscal year 2006 at the Annual Meeting. During the preceding two fiscal years and through December 28, 2006, OraLabs has not consulted with Murrell, Hall, McIntosh & Co., PLLP regarding the matters described in, and required to be disclosed pursuant to Item 304(a)(2)(i) or Item 304(a)(2)(ii) of Regulation S-K.

Item 5.01.    Changes in Control of the Registrant

On December 28, 2006, the Company acquired 100% of the issued and outstanding shares of PSHL’s Common Stock from the shareholder of PSHL in accordance with the terms of the Agreement more particularly described in Item 1.01 and incorporated herein by reference. In accordance with the terms of the Agreement, in exchange for 50,000 shares of PSHL common shares, which represented 100% of the issued and outstanding shares of PSHL’s common shares, the Company issued to the shareholder of PSHL and his designees an aggregate of 25,363,002 shares of common stock, which constitutes 94% of its total issued and outstanding common stock. Wo Hing Li, President of the Company, beneficially owns 74.6% of the Company’s issued and outstanding common stock.

Other than the transactions and agreements disclosed in this Form 8-K, the Company knows of no other arrangements which may result in a change of control of the Company.

Item 5.02.    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

At the Closing, Messrs. Gary H. Schlatter, Michael I. Friess and Robert C. Gust resigned as directors of OraLabs and were replaced by Mr. Wo Hing Li and Mr. Hai Sheng Chen as executive directors and Mr. Che Kin Lui, Mr. David Peter Wong, and Mr. Tung Kuen Tsui, as independent non-executive directors of the Company. Further, Gary H. Schlatter and Michael I. Friess resigned as officers of OraLabs and Wo Hing Li was appointed the President of the Company and Leada Tak Tai Li the Chief Financial Officer, Secretary and Treasurer of the Company.

For further information see “Directors, Executive Officers, Promoters and Control Persons,” as referenced above.

Item 5.03.    Amendment to Articles of Incorporation or Bylaws; Change in Fiscal Year

In connection with the Closing of the Share Exchange, on December 28, 2006, OraLabs filed an Amended and Restated Articles of Incorporation with the Colorado Secretary of State changing its name to China Precision Steel, Inc. At the Annual Meeting, shareholders owning a majority of the issued and outstanding shares of the Company’s common stock approved the amendment to OraLabs’ Articles of Incorporation to change the name from OraLabs Holding Corp. to China Precision Steel, Inc. A copy of the Amended and Restated Articles of Incorporation is attached hereto as Exhibit 3.1.

Further, at the Annual Meeting, shareholders owning a majority of the issued and outstanding shares of the Company’s common stock approved an increase the number of shares that are authorized for issuance under the Articles of Incorporation from 25,000,000 shares of $0.001 par value common stock to 62,000,000 shares of $0.001 par value common stock and to increase the number of authorized preferred shares to 8,000,000.

In connection with the Share Exchange, the Company’s Board of Directors changed the fiscal year end from December 31 to June 30. The change in fiscal year will be reflected the Company’s Form 10-Q for the quarter ended December 31, 2006.

Item 8.01.    Other Events

On December 28, 2006 OraLabs issued a press release to announce the consummation of the Share Exchange and certain other matters. A copy of this release is included as Exhibit 99.3.

Item 9.01.    Financial Statement and Exhibits

(a)
Financial Statements of Business Acquired. (Included as Exhibit 99.1)

PSHL Balance Sheet as of September 30, 2006, June 30, 2006 and 2005

PSHL Statement of Operations for the Quarters ending September 30, 2006 and 2005 and for the Fiscal Years ending June 30, 2006, 2005 and 2004

PSHL Statement of Cash Flows for the Quarters ending September 30, 2006 and 2005 and the Fiscal Years Ending June 30, 2006, 2005 and 2004

Notes to Financial Statements

(b)
Pro Forma Financial Information (Included as Exhibit 99.2)

Pro Forma Consolidated Balance Sheet as of September 30, 2006

Pro Forma Consolidated Statement of Operations for the Three Months ended September 30, 3006 and the Twelve Months Ended June 30, 2006

Notes to Pro Forma Condensed Consolidated Financial Statements

(c)	Exhibits

3.1	China Precision Steel, Inc. Amended and Restated Articles of Incorporation

10.1	Redemption Agreement, dated December 28, 2006

10.2	Tax Indemnity Agreement, dated December 28, 2006

10.3	2006 Long Term Incentive Plan

10.4	Equipment Mortgage Agreement between Chengtong and Raisffesien Zentralbank Oesterreich AG, dated January 12, 2005

10.5	Mortgage Agreement on Immovables between Shanghai Tuorong Precision Steel Company Limited and Raisffesien Zentralbank Oesterreich AG, dated January 12, 2005

10.6	Letter of Offer between Chengtong and Raisffesien Zentralbank Oesterreich AG, dated October 14, 2004

10.7	Amendment No. 1 to Letter of Offer between Chengtong and Raisffesien Zentralbank Oesterreich AG, dated December 28, 2004

10.8	Amendment No. 2 to Letter of Offer between Chengtong and Raisffesien Zentralbank Oesterreich AG, dated May 10, 2005

10.9	Amendment No. 3 to Letter of Offer between Chengtong and Raisffesien Zentralbank Oesterreich AG, dated July 26, 2005

16.1	Letter from GHP Horwath, P.C., dated December 28, 2006

99.1	Report of Murrell, Hall, McIntosh & Co., PLLP

99.2	Pro Forma Combined Summary of Historical Financial Data

99.3	Press Release, dated December 28, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 4, 2007	CHINA PRECISION STEEL, INC.

	By:	/s/ Wo Hing Li
Wo Hing Li, President